Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT CUSTOMARILY TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential – Subject to the confidentiality provisions of this Joint Development Agreement

AMENDED AND RESTATED JOINT DEVELOPMENT AGREEMENT

This AMENDED AND RESTATED JOINT DEVELOPMENT AGREEMENT (this “Agreement”) is made as of December 13, 2022 (the “A&R Effective Date”) by and among (i) NET Power, LLC, a Delaware limited liability company (“Company”), (ii) Nuovo Pignone International, S.r.l., an Italian limited liability company (“BH”, and together with Company, the “Parties” and each, a “Party”), (iii) solely for purposes of Sections 7, 9, 15 and 16, Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company (“NPT”), (iv) solely for purposes of Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“OpCo”) and (v) solely for purposes of Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, Rice Acquisition Corp. II, a Cayman Islands exempted company (the “Parent”).

WHEREAS, simultaneously with the execution of this Agreement, Company has entered into a Business Combination Agreement, dated as of the A&R Effective Date, with the Parent, OpCo and certain other parties thereto (the “BCA”);

WHEREAS, simultaneously with the execution of the Original Agreement (as defined below), Company and Baker Hughes Energy Services LLC (“BHES”), an Affiliate (as defined below) of BH, entered into the Purchase Agreement (as defined below), under which BHES made its initial capital investment in Company;

WHEREAS, in connection with such investment, Company, BH and NPT previously entered into that certain Joint Development Agreement, dated as of February 3, 2022 (the “Original Agreement”) and as amended by that certain First Amendment to Joint Development Agreement dated effective as of June 30, 2022 in connection with BH has exercised its right to undertake the scope of work described in the Combustor Statement of Work attached to the Original Agreement with no objection from Company pursuant to Sections 2.1(b) and 2.1(c) of the Original Agreement (the Original Agreement, as so amended, the “Amended Original Agreement”);

WHEREAS, as a condition to BHES’s approval of the BCA and the transactions contemplated thereby, Company, BH and NPT desire to amend and restate the Amended Original Agreement in its entirety to, among other things, account for certain impacts of the transactions contemplated by the BCA, as set forth in this Agreement;

WHEREAS, pursuant to Section 16.18, this Agreement shall only become a legal, valid and binding obligation of the Parent and OpCo upon the BCA Closing (as defined below);

WHEREAS, BH is an original equipment manufacturer (“OEM”) that, among other things, develops, manufactures, and sells turbo machinery equipment and combustors for use in the global electric power generation industry, including turbines and ancillary systems that implement and employ new technologies;

WHEREAS, Company intends to license the NET Power Platform (as defined below) to certain licensees to own and/or operate Power Plants (as defined below) implementing any aspect of the NET Power Platform or related Intellectual Property (as defined below);

WHEREAS, Company would like to engage and work with an OEM that has the expertise to develop, manufacture and sell Turbo Expanders (as defined below), including Combustors (as defined below), for use in Power Plants;

WHEREAS, in connection with the Purchase Agreement, the Parties wish to provide for certain joint development activities that will result in the development of a Turbo Expander prototype for use in Power Plants, including a Combustor, in each case, consistent with the applicable Statement of Work (as defined below); and

WHEREAS, simultaneously with the execution of the Original Agreement, Company and NPT entered into the License Agreement (as defined below), under which, among other things, the parties thereto granted certain Intellectual Property licenses to one another in connection with the joint development activities contemplated hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties, solely for purposes of Sections 7, 9, 15 and 16, NPT, solely for purposes of Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, OpCo and solely for purposes of Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, Parent hereby agree to amend and restate the Amended Original Agreement in its entirety as follows:

1.      Definitions.

1.1 Defined Terms Used in this Agreement; Construction. Capitalized terms used in this Agreement shall be construed to have the meanings set forth or referenced below. Headings in this Agreement are for informational purposes only and shall not be considered in the interpretation of this Agreement.

“A&R Effective Date” has the meaning given to such term in the preamble of this Agreement.

“Additional Work” has the meaning given to such term in Section 2.1.

“Affected Party” has the meaning given to such term in the definition of Excusable Delay.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning given to such term in the preamble of this Agreement.

“Alternate” has the meaning given to such term in Section 3.2(a).

“Anti-Bribery Laws” means Laws relating to anti-bribery and anti-corruption that are applicable to any of the Parties or their Affiliates, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and any other Law implementing the Organisation for Economic Co-operation and Development’s Convention for Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Clearance” means that all applicable waiting periods under the HSR Act and any comparable waiting periods as required under any other applicable antitrust law, and any agreement with any governmental authority not to close the transaction, shall have expired or have been terminated.

“Antitrust Filings” has the meaning given to such term in Section 4.5(d).

“Arbitration Rules” has the meaning given to such term in Section 16.5(a).

“ATQi” has the meaning given to such term in the License Agreement.

“Authorized Representatives” has the meaning given to such term in Section 16.13(b).

“Background IP” has the meaning given to such term in Section 7.1.

“BCA” has the meaning given to such term in the recitals of this Agreement.

“BCA Closing” means the Closing of the Transactions (as such terms are defined in the BCA).

“BCA Closing Payment Deadline” has the meaning given to such term in Section 4.2(c).

“BCA Termination” means the termination of the BCA in accordance with its terms.

“Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“BH” has the meaning given to such term in the preamble of this Agreement.

“BH Confidential Information” means any and all materials and/or information, whether of a technical, business or other nature, which BH and/or NPT makes available or is otherwise available to Company in connection with this Agreement and/or the License Agreement, including BH’s Background IP, the BH Foreground IP, reports and updates provided by BH and/or NPT to Company and/or the Joint Design Committee in accordance with the terms of this Agreement and/or a Statement of Work, and information relating to the technology, software, data, products, services, designs, methodologies, Trade Secrets, business structure, finances, business plans, marketing plans, customers, prospects or other affairs of BH and/or NPT, whether written or oral, and whether or not such information is marked “confidential” or is otherwise identified in writing as confidential at the time of disclosure. For the purposes of this Agreement, BH Confidential Information shall include any non-public information that has been made available to BH and/or NPT by third parties that BH and/or NPT, as applicable, is obligated to keep confidential.

“BH Designee” means BHES or a Controlled Affiliate of BH.

“BHES” has the meaning given to such term in the recitals of this Agreement.

“BH Foreground IP” has the meaning given to such term in Section 7.2.

“BH Indemnitee Group” means BH, NPT, their respective Controlled Affiliates and their respective contractors and subcontractors of any tier in connection with a Statement of Work, shareholders, officers, directors, employees, invitees, agents, representatives and consultants, excluding any member of the Company Indemnitee Group.

“BH Invoice” has the meaning given to such term in Section 4.2(a).

“BH Key Process Equipment Package” has the meaning given to such term in the License Agreement.

“BH Pre-Invoice” has the meaning given to such term in Section 4.2(a).

“BH Sensitive Information” means BH Confidential Information that is intended to only be disclosed to certain individuals and/or job functions and identified accordingly by BH and/or NPT in writing.

“Bonus Milestone Event” means the occurrence of any of the following: (i) the first Utility Plant achieving final investment decision by the First Milestone Date, (ii) the first Turbo Expander for a Utility Plant being delivered to project site by the Second Milestone Date, or (iii) the successful completion of the site acceptance test of the Turbo Expander of the first Utility Plant being successfully completed by the Third Milestone Date.

“Business Day” means any day except (i) Saturday, (ii) Sunday, (iii) any other day on which commercial banks located in the State of North Carolina, United States are authorized or required by Law to be closed for business or (iv) any of the eleven (11) public bank holidays observed in Florence Italy (New Year’s Day, Epiphany, Easter Monday, Liberation Day, Labour Day, Republic Day, Assumption/Ferragosto, All Saint’s, Day, Immaculate Conception, Christmas Day and St. Stephen’s Day).

“Capital Account” has the meaning given to such term in the Operating Agreement.

“Capital Adjustment” has the meaning given to such term in Section 4.5(a).

“Capital Call FMV” has the meaning given to such term in the Operating Agreement.

“Claim” means any claims (including cross-claims or counterclaims), causes of action, suit, arbitration, mediation, sanction, allegation, legal proceeding, charge, demand, complaint, inquiries, audits, disputes and other assertions of liability, whenever or however arising.

“Combustor” means a natural gas combustor compatible with the Turbo Expander and the NET Power Platform.

“Combustor Statement of Work” has the meaning given to such term in Section 2.1.

“Commercial Agreement” means that certain Commercial Agreement, dated as of May 12, 2022, by and between Company and BH, as amended from time to time in accordance with the terms thereof.

“Committee Member” has the meaning given to such term in Section 3.2(a).

“Company” has the meaning given to such term in the preamble of this Agreement.

“Company Change of Control” means the occurrence of any one (1) or more of the following:

(i) A “change in the ownership of Company” which shall occur on the date that any one (1) OEM Competitor, or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, becomes the Beneficial Owner of equity (whether in the form of Shares or otherwise) in Company that, together with the equity (whether in the form of Shares or otherwise) held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the equity (whether in the form of Shares or otherwise) of Company; provided, however, if any one (1) OEM Competitor or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, is considered to own more than 50% of such total fair market value or total voting power, then the acquisition of additional equity by the same person or persons will not be considered a “change in the ownership of Company” (or to cause a “change in the effective Control of Company” within the meaning of clause (ii) below), and provided further that an increase of the effective percentage of equity owned by any one (1) OEM Competitor, or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, as a result of a transaction in which Company acquires its equity in exchange for property will be treated as an acquisition of equity for purposes of this paragraph;

(ii) A “merger of Company” which shall occur on the date any merger, organization, business combination or consolidation of Company or one (1) of its subsidiaries with or into any OEM Competitor is consummated, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting equity (whether in the form of Shares or otherwise) of Company outstanding immediately prior thereto holding equity which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting equity of Company or the surviving company or the parent of such surviving company;

(iii) A “change in the effective Control of Company” which shall occur on the date that any one (1) OEM Competitor, or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, acquires Control of Company, except for any merger with an entity owned, directly or indirectly, by equity holders of Company in substantially the same proportions as their ownership of Company. For purposes of a “change in the effective Control of Company,” if any one (1) OEM Competitor, or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, is considered to effectively Control Company within the meaning of this clause (iii), the acquisition of additional Control of Company by the same Person or Persons is not considered a “change in the effective Control of Company,” or to cause a “change in the ownership of Company” within the meaning of clause (i) above; or

(iv) A “change in the ownership of a substantial portion of Company’s assets” which shall occur on the date that any one (1) OEM Competitor, or more than one (1) Person, one (1) of whom is an OEM Competitor, acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets of Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

“Company Confidential Information” means any and all materials and/or information, whether of a technical, business or other nature, which Company makes available or is otherwise available to BH and/or NPT in connection with this Agreement and/or the License Agreement, including Company’s Background IP, the Company Foreground IP and information relating to the technology, software, data, products, services, designs, methodologies, Trade Secrets, business structure, finances, business plans, marketing plans, customers, prospects or other affairs of Company, whether written or oral, and whether or not such information is marked “confidential” or is otherwise clearly identified in writing as confidential at the time of disclosure. For the purposes of this Agreement, Company Confidential Information shall include any non-public information that has been made available to Company by third parties that Company is obligated to keep confidential.

“Company Foreground IP” has the meaning given to such term in Section 7.3.

“Company Highly Sensitive Information” means Company Confidential Information arising under this Agreement (including in connection with the performance of the Statements of Work) that is identified by BH and/or NPT as highly sensitive for purposes of this Agreement. To the extent reasonably practicable, the information shall be conspicuously marked as “Designated as Company Highly Sensitive Information Subject to JDA Section 16.13(a)(iii) of Joint Development Agreement”.

“Company Indemnitee Group” means Company, its Controlled Affiliates and, if different from Company, the owner or site operator of the Demonstrator Test Facility, and its and their respective contractors and subcontractors of any tier in connection with a Statement of Work, shareholders, officers, directors, employees, invitees, agents, representatives and consultants, excluding any member of the BH Indemnitee Group.

“Confidential Information” means BH Confidential Information and Company Confidential Information. The term “Confidential Information” shall not be deemed to include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) is known by the Receiving Party at the time of receiving such information from the Disclosing Party, without any obligation to keep such information confidential, as evidenced by the Receiving Party’s contemporaneous written records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure by such third party; (iv) is independently developed by the Receiving Party without any breach of this Agreement or use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneous written records; or (v) is the subject of a prior written permission to disclose provided by the Disclosing Party.

“Contractor Party” has the meaning given to such term in Section 16.20.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have correlative meanings.

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person.

“Copyrights” has the meaning given to such term in the definition of Intellectual Property.

“Costs” means any and all actual costs and expenses incurred by BH, its Affiliates or its or their Subcontractors (or any of their respective employees or agents) in connection with BH’s performance of its obligations under the Statements of Work (but, for the avoidance of doubt, expressly excluding any costs or expenses in connection with certain obligations Company is required to undertake pursuant to the Statements of Work) reported, calculated and documented in accordance with the Transaction Accounting Principles attached hereto as Exhibit C.

“DCS” has the meaning given to such term in Section 7.3.

[***]

“Deemed Share Price” means:

(i) for any time period (A) prior to the BCA Closing, and (B) after the BCA Termination, [***]; and

(ii) for any time period after the BCA Closing, the quotient obtained by dividing (x) [***] by (y) the Exchange Ratio.

“Deliverables” has the meaning given to such term in Section 2.2(a).

“Demonstrator Test Facility” means Company’s demonstration plant presently located in La Porte, Texas, or any successor demonstration plant thereto.

“Disclosing Party” means (i) with respect to BH Confidential Information, BH and/or NPT and (ii) with respect to Company Confidential Information, Company.

“Elected Cash Percentage” has the meaning given to such term in Section 4.2(b).

“Elected Share Percentage” has the meaning given to such term in Section 4.2(b).

“Exchange Ratio” means the quotient obtained by dividing (i) the quotient obtained by dividing (x) the Enterprise Value (as defined in the BCA) by (y) the Fully Diluted Number (as defined in the BCA) by (ii) $10.00.

“Exclusive Utility Products” has the meaning given to such term in the License Agreement.

“Excusable Delay” means delay or non-performance of either Party, the Parent, OpCo or NPT (either Party, the Parent, OpCo or NPT in such circumstances, the “Affected Party”), whether caused by an event or circumstance, or by a supplier, contractor or agent of the Affected Party, other than with respect to payment or indemnity obligations hereunder, due to or arising out of actions of the natural elements, acts of terrorism or the public enemy, civil war, natural disasters, fire, floods, explosions or earthquakes, typhoons, epidemics or quarantine restrictions (including any actions taken by the Affected Party that are commercially reasonable and consistent with industry practice in response to or in connection with the Coronavirus Disease 2019, or any similar or related disease caused by the SARS-CoV-2 virus, or any strand, mutation, resurgence or evolution thereof), any act of any governmental authority (excluding actions or omissions of a governmental authority with respect to program funding or taxes, fees and charges, or where the Affected Party failed to comply with any applicable Law in any material respect), war (declared or undeclared), insurrection, riots, strikes, lockouts, labor disputes, supply shortages (not due to the Affected Party’s failure to use commercially reasonable efforts to procure the same) and severe energy shortages, or any other similar event outside the reasonable control of the Affected Party, in each case only to the extent that any of the foregoing (i) impede or directly impact the Affected Party’s performance of, or ability to perform, its obligations hereunder, (ii) are beyond the Affected Party’s reasonable control and its prompt exercise of reasonable diligence (or of any Person over whom such Affected Party has control) and (iii) are not the result of the willful misconduct or gross negligence of the party claiming a delay.

“Extended Warranty Period” has the meaning given to such term in Section 6.4(c).

“Fair Market Value” has the meaning given to such term in Section 9.5(c).

“First Milestone Date” means [***].

“Floor Price” means [***].

“Foreground IP” has the meaning given to such term in Section 7.6.

“Industrial Plant” has the meaning given to such term in the License Agreement.

“Intellectual Property” means and includes all intellectual property rights, licenses, and other proprietary rights and related rights of any kind or nature anywhere in the world, other than rights comprising or protecting Marks, but including all of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world, and whether registered or unregistered: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examination certificates, post-issuance certificates, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”); (ii) copyrights, works of authorship, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world (collectively, “Copyrights”); (iii) all rights in computer software and firmware (including source code, executable code, controls logic, data, databases, user interfaces, and algorithms), and related documentation (collectively, “Software IP”)); (iv) all trade secret rights arising under common law, state law, federal law or laws of foreign countries and all rights of any kind or nature in or to any know-how, ideas, concepts, inventions, designs, discoveries, developments, methods, techniques, procedures, processes, methods, Technical Information, schematics, specifications, research and development information, products, product roadmaps, customer lists and any other information (collectively, “Trade Secrets”); and (v) any other proprietary, industrial, or intellectual property rights of any kind or nature anywhere in the world that do not comprise or are not protected by Marks, Patents, Copyrights, Software IP or Trade Secrets. Notwithstanding the foregoing, “Intellectual Property” shall not include any Marks or any rights of any kind or nature therein.

“Insolvency Event” means with respect to any Person, (a) the commencement by such Person of a proceeding seeking relief under any provision or chapter of the U.S. Bankruptcy Code or any other federal or state Law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the U.S. Bankruptcy Code with respect to such Person; (d) the filing by an unaffiliated third party of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (e) the filing of an answer by such Person admitting the material allegations of any such petition; (f) the appointment of a trustee, receiver or custodian for any assets of such Person unless such appointment is vacated or dismissed within thirty (30) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Person; (g) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; (h) the convening by such Person of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or composition of its debts or an extension of its debts; (i) the failure of such Person to pay its debts generally as they mature; (j) the levy, attachment, execution or other seizure of all or substantially all of the assets of such Person where such seizure is not discharged within ten (10) days thereafter; or (k) the admission by such Person of its inability to pay its debts generally as they mature or that it is generally not paying its debts as they become due.

“JDA Exclusivity Conclusion Date” has the meaning given to such term in the License Agreement.

“Joint Design Committee” has the meaning given to such term in Section 3.2(a).

“Late Deemed Share Price” means:

(i)     for any time period (A) prior to the BCA Closing, and (B) after the BCA Termination, the lesser of (x) [***] and (y) the amount resulting after discounting [***] off the then-current Capital Call FMV; and

(ii) for any time period after the BCA Closing, the quotient obtained by dividing (x) [***] by (y) the Exchange Ratio.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, act, ordinance, rule, regulation, order, certification standard, accreditation standard, permit, license, judgment, injunction, decree or other decision of any court or other tribunal or governmental authority.

“License Agreement” means that certain License Agreement, dated as of the OA Effective Date, between Company and NPT, as amended from time to time in accordance with the terms thereof.

“Licensed IP” has the meaning given to such term in the License Agreement.

“Licensee” has the meaning given to such term in Section 7.6.

“Licensor” has the meaning given to such term in Section 7.6.

“Losses” means losses, damages, liabilities, deficiencies Claims, judgments, interest, awards, penalties, fines, costs or expenses, reduction in value and the amounts of and/or paid in respect of any and all liabilities and Claims (including interest, penalties, reasonable attorneys’ and accountants’ fees and disbursements and all amounts paid in investigation, defense and/or settlement of any of the foregoing) of any nature whatsoever, including with respect to enforcing any right to indemnification hereunder.

“Marks” means trade names, trademarks, service marks, logos, corporate names, domain names and other internet addresses or identifiers, trade dress and similar rights, social media accounts and handles, any registration or applications (including intent to use applications) to register any of the foregoing, and all goodwill associated therewith.

“Mediation Rules” has the meaning given to such term in Section 16.5.

“Meeting Agenda” has the meaning given to such term in Section 3.2(b).

“Member” has the meaning given to such term in the Operating Agreement.

“NET Power Platform” has the meaning given to such term in the License Agreement.

“NET Power Platform Licensee” has the meaning given to such term in the License Agreement.

“New Statement of Work” has the meaning given to such term in Section 2.1.

“NET Power Indemnified Parties” has the meaning given to such term in the License Agreement.

“NPP IP” has the meaning given to such term in Section 7.3.

“NPT” has the meaning given to such term in the preamble of this Agreement.

“OA Effective Date” means February 3, 2022.

“OEM” has the meaning given to such term in the recitals of this Agreement.

“OEM Competitor” means (i) any designer, manufacturer or seller of turbomachinery equipment or (ii) any Person (other than an individual) that provides solutions for compression or pumping of supercritical carbon dioxide (CO2), including [***].

“OpCo” has the meaning given to such term in the preamble of this Agreement.

“OpCo LLC Agreement” means the Limited Liability Company Agreement of OpCo, dated as of June 15, 2021, as amended from time to time in accordance with the terms thereof.

“Operating Agreement” means the Fourth Amended and Restated Operating Agreement of Company, dated as of the OA Effective Date, as amended from time to time in accordance with the terms thereof.

“Original Agreement” has the meaning given to such term in the recitals of this Agreement.

“Other Party” has the meaning given to such term in Section 16.21.

“Partial BH Invoice” has the meaning given to such term in Section 4.3.

“Parent” has the meaning given to such term in the preamble of this Agreement.

“Parent Bylaws” means the Bylaws duly adopted by Parent.

“Party” or “Parties” has the meaning given to such term in the preamble of this Agreement.

“Patents” has the meaning given to such term in the definition of Intellectual Property.

“Person” means any individual, corporation, partnership, trust, limited liability company, unincorporated organization, partnership, joint venture, association or other entity or organization.

“Power Plant” means an Industrial Plant or a Utility Plant.

“Project Annual Budget” means each annual budget prepared and approved by BH and delivered to Company consisting of four quarterly periods and that shall include BH’s good faith estimate of the Costs projected to be incurred by BH, its Affiliates and its or their Subcontractors (or any of their respective employees or agents) during each quarterly period of the calendar year with respect to which such annual budget is prepared.

“Project Cost Overruns” means all Costs actually incurred by BH, its Affiliates or its or their respective Subcontractors (or any of their respective employees or agents) in the performance of their obligations under a Statement of Work through the date of completion of all such obligations that are in excess of the Total Project Budget.

“Project Development Plan” has the meaning given to the term in the Turbo Expander Statement of Work.

“PSI” means Parametric Solutions Inc.

“Purchase Agreement” means that certain Limited Liability Company Interest Purchase Agreement, dated as of the OA Effective Date, by and between Company and BHES, as amended from time to time in accordance with the terms thereof.

“Qualifying Event” means:

(i)     the occurrence of a “change in the ownership of Company” as defined in paragraph (i) of the definition of “Company Change of Control” in the understanding that such “change in the ownership of Company” may be triggered by any one (1) Person or more than one (1) Person acting as a group (regardless of whether any of the involved parties is an OEM Competitor), but excluding any change in ownership through an acquisition of equity in Company that is authorized or outstanding as of the OA Effective Date (or that may be issued in respect to any existing option purchase rights of the Members) from another existing Member of Company, or if being acquired from BH, any equity of BH in Company already authorized or outstanding as of the last issuance of Shares to BH or a BH Designee hereunder prior to such acquisition;

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Company or any Controlled Affiliate of all or substantially all the assets of Company and Controlled Affiliates taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Controlled Affiliates of Company if all or substantially all of the assets of Company and the Controlled Affiliates taken as a whole are held by such Controlled Affiliate or Controlled Affiliates, except where such sale, lease, transfer, exclusive license or other disposition is to another Controlled Affiliate of Company;

(iii) a merger or consolidation in which Company (or a Controlled Affiliate) is a constituent party except any such merger or consolidation involving Company or a Controlled Affiliate in which the equity of Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity of (1) the surviving or resulting company; or (2) if the surviving or resulting company is a Controlled Affiliate of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or

(iv)   Company’s offer and sale of its Shares or other equity to the public in the securities exchange markets, whether by way of an initial public offering (IPO), a special purpose acquisition company (SPAC) transaction or otherwise, including, for the avoidance of doubt, the Transactions (as defined in the BCA).

“Receiving Party” means (i) with respect to BH Confidential Information, Company, the Parent and/or OpCo and (ii) with respect to Company Confidential Information, BH and/or NPT.

“Representative” has the meaning given to such term in Section 3.1.

“Re-Work” has the meaning given to such term in Section 6.4(b).

“RONI Class A Common Stock” has the meaning given to such term in the Stockholders’ Agreement.

“Second Milestone Date” means [***].

“Services” has the meaning given to such term in Section 2.2(a).

“Shares” means:

(i)     for any time period (A) prior to the BCA Closing, and (B) after the BCA Termination, the “Shares” as defined in the Operating Agreement or any other class of equity BH may be entitled to receive in accordance with Section 4.5(a); and

(ii) for any time period after the BCA Closing, the RONI Interests (as defined in the BCA), or any other class of equity BH may be entitled to receive in accordance with Section 4.5(a).

“Software IP” has the meaning given to such term in the definition of Intellectual Property.

“Soliciting Party” has the meaning given to such term in Section 16.21.

“Statement of Work” means a Statement of Work issued hereunder, including the Turbo Expander Statement of Work, the Combustor Statement of Work and a New Statement of Work, in each case as amended from time to time in accordance with the terms hereof.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement to be entered into as of the BCA Closing by and among the stockholders listed on Schedule I therein, OpCo, Rice Acquisition Sponsor II LLC, and Parent, as amended from time to time in accordance with the terms thereof.

“Subcontractor” has the meaning given to such term in Section 2.3.

“Tax Amount” has the meaning given to such term in Section 4.2(d).

“Technical Information” means all information and data of Company, BH or NPT relating to its products or processes or equipment for manufacturing and testing same, including any technical data, that (i) Company (a) is required to provide to NPT or BH in accordance with a Statement of Work under this Agreement or (b) at its sole discretion, chooses to disclose to NPT or BH in the course of performing its obligations under this Agreement and a Statement of Work, (ii) BH or NPT (a) is required to provide to Company in accordance with a Statement of Work under this Agreement or (b) at its sole discretion, chooses to disclose to Company in the course of performing its obligations under this Agreement and a Statement of Work.

“Third Milestone Date” means [***].

“Total Bonus Shares” has the meaning given to such term in Section 4.4(c).

“Total Project Budget” means a total budget of [***] to pay all Costs contemplated under the Statements of Work.

“Trade Secrets” has the meaning given to such term in the definition of Intellectual Property.

“Turbo Expander” has the meaning given to such term in the Turbo Expander Statement of Work.

“Turbo Expander Statement of Work” has the meaning given to such term in Section 2.1.

“Trading Day” means any day on which the RONI Class A Common Stock are traded the national securities exchange or inter-dealer quotation system on which the RONI Class A Common Stock is then listed or quoted, as applicable, provided that “Trading Day” shall not include any day on which the RONI Class A Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the RONI Class A Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a “Trading Day” in writing by BH.

“Unilateral Suspension Event” means any of the following: (i) if Company fails to pay any cash amounts or Company, the Parent or OpCo, as applicable, fails to issue any Shares due and payable to BH (or a BH Designee) within thirty (30) days after the date on which such cash amounts or Shares become due and payable, (ii) material breach by Company of this Agreement or any of its obligations under a Statement of Work, including any breach that could delay or materially impact BH’s, its Affiliates’ or its Subcontractors’ performance under such Statement of Work and (iii) failure of Company to timely provide any information or data reasonably requested by BH or its Affiliates, or any of their respective Subcontractors, in connection with the performance of the Services or delivery of the Deliverables contemplated under a Statement of Work; in the understanding that with respect to the events listed in clauses (ii) and (iii) above, such material breaches, failures or termination events described therein cannot, in BH’s reasonable determination, be mitigated or cured within a reasonable period of time prior to constituting a Unilateral Suspension Event through the use of BH’s commercially reasonable efforts.

“Unrelated IP” has the meaning given to such term in Section 7.3.

“U.S. Bankruptcy Code” means the United States Bankruptcy Code, as set forth in Title 11 of the United States Code, as amended from time to time.

“Utility Plant” has the meaning given to such term in the License Agreement.

“Volume Weighted Average Price” means the volume weighted average sale price per RONI Class A Common Stock on each Trading Day on the national securities exchange or inter-dealer quotation system on which the RONI Class A Common Stock is then listed or quoted, as applicable.

“Warranty Period” has the meaning given to such term in Section 6.4(a).

“WSJ Prime Rate” means the variable rate of interest, per annum, from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

2. Joint Development Projects.

2.1 Statements of Work. The Parties have agreed to (i) the Statement of Work attached hereto as Exhibit A with respect to the Combustor (the “Combustor Statement of Work”) and (ii) the Statement of Work attached hereto as Exhibit B with respect to the Turbo Expander (the “Turbo Expander Statement of Work”), each of which BH will be primarily responsible for undertaking directly or through Affiliates or third parties (except for such obligations expressly identified as obligations of Company thereunder or hereunder). The Parties acknowledge that they may undertake additional work (pursuant to and in accordance with an amendment of the Turbo Expander Statement of Work or entering into a new statement of work (a “New Statement of Work”)) for the implementation at the Demonstrator Test Facility of any improvements, lessons learned or optimizations of the Turbo Expander learned through the commissioning of the first five (5) Power Plants (such additional work, the “Additional Work”). Any additional Costs, any extensions of the term of this Agreement, and any extensions of the exclusivity periods under Section 10 arising in connection with the undertaking of any Additional Work shall be negotiated in good faith and agreed by the Parties at the time of amending the Turbo Expander Statement of Work or entering into a New Statement of Work for the undertaking of any such Additional Work. Any extensions of the exclusivity periods under Section 10 shall only occur if the Parties specifically identify the period that is to be extended by and pursuant to any such amended Turbo Expander Statement of Work or New Statement of Work.

2.2 Performance of Development Activities.

(a) Each Party shall undertake its development activities and other obligations under the applicable Statement of Work (such activities and obligations with respect to a Party as expressly identified in a Statement of Work, such Party’s “Services” and any resulting products or deliverables with respect to a Party as expressly identified in a Statement of Work, such Party’s “Deliverables”) in accordance with and subject to the terms and conditions of this Agreement and the applicable Statement of Work. Each Party will use commercially reasonable efforts to meet, or cause its Subcontractors to meet, the timelines and budgets set forth in this Agreement and the Statements of Work in such Party’s (or its Subcontractors’) performance of its Services.

(b)   From time to time after the OA Effective Date, BH may propose changes to the Statements of Work (including Services, specifications, delivery, performance schedules, gate reviews and Deliverables) and it will consult with Company regarding such changes before affecting them. After taking into consideration Company’s input, BH will make, in good faith, all final decisions with respect to the scope of work and timelines under the Statements of Work.

2.3 Subcontractors. Except as otherwise set forth in a Statement of Work, either Party may, at its discretion and in a manner consistent with reasonable industry practice, perform certain Services or deliver certain Deliverables in support of its obligations under this Agreement or applicable Statement of Work through its Affiliates or by contracting with third parties (each, a “Subcontractor”) without prior consent of the other Party. Each Party will be responsible for paying any fees, costs, or expenses owed to its Subcontractors, which obligation shall survive the expiration or termination of this Agreement. Each Party will be responsible for any and all acts or defaults of each of its Subcontractors, and such Subcontractor’s agents and employees, as if they were the acts or defaults of such Party. Each Party will make available to (i) the other Party, the information and Deliverables agreed to be provided by such Party to the other Party as set forth in the applicable Statement of Work, and (ii) its own employees and Subcontractors to the other Party and such other Party’s Subcontractors for periodic meetings and exchanges. The Parties acknowledge and agree that each Party’s employees and Subcontractors may be in direct communication with the other Party, such other Party’s Subcontractors and its and their respective employees. BH shall contract any Subcontractors consistent with its subcontracting policies and approved vendor lists, current versions of which have been shared with Company, provided that if BH reasonably believes it is necessary to subcontract any of its obligations hereunder in a manner that is inconsistent with such policies and vendor lists, BH shall notify Company of such need before subcontracting such obligations.

2.4 BH Suspension Rights. At any time upon the occurrence and continuation of a Unilateral Suspension Event, BH may suspend a Statement of Work upon written notice to Company. Upon delivery of such notice, BH or Company may, and may have their respective Subcontractors, as applicable, cease all activities under such Statement of Work promptly, in each case, at such Party’s sole cost and expense. During such suspension, BH shall (i) provide Company with weekly updates regarding the status of the circumstances giving rise to such suspension and the anticipated date for resuming work, if applicable, and (ii) use commercially reasonable efforts to protect, store and secure such part of the Deliverables (including any materials, equipment and other works) against any deterioration, loss or damage. For the avoidance of doubt, any suspension resulting from the occurrence and continuation of an Excusable Delay shall not be considered a suspension for purposes of this Section 2.4.

3. Representatives and Committees; Additional Information Exchanges.

3.1 Representatives. Each Party shall appoint a representative to act as the primary contact with respect to the joint development activities contemplated by this Agreement and the Statements of Work (each such person, a “Representative”). The initial Representative for BH shall be Alessandro Ricca and the initial Representative for Company shall be the Company’s Chief Technology Officer. The Representatives may discuss, among other things, the Project Annual Budgets, quarterly forecasts and actual spends, status of the Statements of Work, and updates on any significant problems encountered or Intellectual Property or Technical Information created. The Representatives shall meet to resolve any dispute under this Agreement (including any disputes relating to payments under Section 4) within fifteen (15) days (or any other period of time agreed to by the Parties) after proper notice hereunder of such dispute. Any dispute that is not resolved by the Representatives within thirty (30) days after the initial meeting of the Representatives, or if such meeting has not occurred within such thirty (30) days period, shall be resolved in accordance with the dispute resolution procedures set forth in Section 16.5. Each Party may treat an act of the other Party’s Representative as being authorized by such other Party without inquiring whether such Representative had authority to so act; provided that no Representative shall have authority to amend this Agreement or the Statements of Work. Each Party shall advise the other Party promptly in writing of any change in its respective Representative (which such Party may make unilaterally), setting forth the name of the replacement Representative and stating that the replacement Representative is authorized to act for such Party in accordance with this Section 3.1.

3.2 Joint Design Committee.

(a) Establishment of Committee. The Parties will establish a joint design committee composed of five (5) committee members (each a “Committee Member”), three (3) of which shall be appointed by BH, one (1) of which shall be BH’s Representative, and two (2) of which shall be appointed by Company, one (1) of which shall be Company’s Representative, to discuss and make recommendations to BH and Company with respect to design matters under the Statements of Work (the “Joint Design Committee”). In addition, BH shall appoint three (3) alternate Joint Design Committee members and Company shall appoint two (2) alternate Joint Design Committee members (each an “Alternate”) to serve on the Joint Design Committee in the event any of their respective Committee Members are unable to attend a meeting of the Joint Design Committee. The initial Committee Members for BH (one of who shall also be BH’s Representative) shall be [***]. The initial Committee Members for Company shall be the Company’s Chief Technology Officer (who shall also be Company’s Representative) and the Company’s Chief Operating Officer, and the initial Alternates for Company shall be the Vice President of Operations and Construction and the Vice President of Product Development. Each Party shall have the right to replace its Committee Members and Alternates at any time by giving notice of such change to the other Party. Each Committee Member, or in the absence of a Committee Member, an Alternate, shall have one (1) vote. The Alternates of each Party may participate in any Joint Design Committee meeting, but shall have no vote at such meeting, unless any Committee Member of either Party is absent, in which case, only the Alternate participating in lieu of such Committee Member shall have the right to vote at such meeting.

(b) Meetings. The Joint Design Committee will meet at least once each calendar quarter during the first week of the last month of each calendar quarter (or such other date as may be mutually agreed by the Parties), provided that either Party may call a meeting of the Joint Design Committee in addition to such quarterly meetings by giving notice to the other Party at least fifteen (15) days (or any other period of time agreed to by the Parties) in advance of such meeting as long as the Joint Design Committee has not or will not meet (or has not participated in or will not participate in a milestone review pursuant to Section 3.2(d)) during a month in which such proposed meeting will take place. At least five (5) days prior to any meeting,

(i) in the event of a quarterly meeting, the Parties will agree on a meeting agenda, provided that if the Parties cannot agree, BH’s three (3) BH Committee Members will determine the final content of the agenda at least two (2) days prior to the applicable meeting, and (ii) in the event of any other meeting, the Party calling the meeting will send a proposed meeting agenda to the other Party (each such agenda, a “Meeting Agenda”). Each Meeting Agenda shall include (i) an agenda of the recommendations to be considered and/or voted upon at such meeting, and

(ii) information about each recommendation to be considered and/or voted on at the meeting (including all appropriate supporting information not previously distributed to the Parties) sufficient to enable the Parties to be well informed about such recommendations before such meeting. At each meeting, the Joint Design Committee shall appoint a secretary who shall (x) prepare and maintain the minutes and records of each meeting, (y) make a record of each recommendation voted on and the results of such voting at each committee meeting, and (z) provide to the Representative of each Party a copy of the minutes of each meeting and the voting record of the committee. Meetings of the Joint Design Committee may occur in person or through electronic means. At any meeting of the Joint Design Committee, the presence of all three (3) BH Committee Members and at least one (1) Company Committee Member, or Alternates in lieu of Committee Members, shall constitute a quorum. Quorum must be reached in order for a meeting of the Joint Design Committee to take place.

(c) Other Meeting Attendees. Either Party may invite any of its officers or employees to any meeting of the Joint Design Committee. The Parties may, from time to time, mutually agree to invite third parties to meetings of the Joint Design Committee, provided that all such third parties and their respective agents, employees or representatives shall be subject to the same confidentiality provisions as the Parties are subject to hereunder.

(d) Milestone Reviews. The Joint Design Committee shall have the right to participate in the milestone reviews identified in the Statements of Work. If either Party desires to discuss any observations or recommendations resulting from such participation in a milestone review, the Joint Design Committee shall promptly schedule a meeting of the Joint Design Committee to discuss such observations and make any recommendations.

(e) Voting. All recommendations of the Joint Design Committee on all proposals coming before it shall be approved by a simple majority vote of the Committee Members (including any Alternate entitled to vote thereon pursuant to Section 3.2(a)) at a properly called meeting with the requisite quorum, provided that any such approved recommendation shall not be binding on either Party.

3.3 Exchange of Additional Information. In addition to the Technical Information and other information and data each Party is required to provide to the other Party in accordance with either Statement of Work, each Party may, in its sole and absolute discretion, agree to provide additional Technical Information to the other Party in connection with discussions between the Parties with respect to certain subjects related to design development of the Turbo Expander or the Combustor, including with respect to metallurgy, material selection, performance, industry accepted best practices, lessons learned, budget and timeline updates and performance risk. Subject to the meeting frequency limitations set forth in Section 3.2(b), if a Party desires to engage in any such discussion, such Party (a) may do so through a meeting of the Parties’ Representatives, a meeting of the Joint Design Committee or a meeting of any relevant working group, and (b) shall submit a written request to engage in such discussion to the other Party, which will describe, at a minimum, (i) the proposed topic of discussion, (ii) the purpose of the proposed discussion, (iii) the intended participants in such discussion, and (iv) the Technical Information that may be requested by such Party in connection with such discussion in order to accomplish such purpose. Subject to the other Party’s written acceptance of the request, the Parties’ Representatives, the Joint Design Committee or the relevant working group, as applicable, shall enter into such discussion, and any agreements reached through such discussion shall be documented through a written report, a copy of which will be delivered to the Joint Design Committee.

4. Pricing and Payment Terms.

4.1 Costs. Subject to the terms and conditions of this Agreement and unless expressly provided otherwise in a Statement of Work, BH will be solely responsible for initially incurring or paying (as applicable) one hundred percent (100%) of all Costs, provided that (i) for the duration of this Agreement, subject to Sections 4.6(c) and 11.3(f), such Costs shall be reimbursed to BH in accordance with Section 4.2(b). BH agrees to report, calculate and document all Costs in accordance with the Transaction Accounting Principles attached hereto as Exhibit C.

4.2 Invoicing and Payment.

(a) Invoicing Requirements. BH shall send Company a pre-invoice on the fifth (5th) day of the first (1st) month immediately following the end of each calendar quarter for approval of all Costs BH incurred or paid its Affiliates or its Subcontractors during the previous calendar quarter (each, a “BH Pre-Invoice”). Each BH Pre-Invoice shall be provided in a format consistent with the quarterly forecast provided by BH to the Joint Design Committee pursuant to Section 4.6(a), allowing for a comparison of actual and forecasted Costs. Company shall approve or dispute all or any portion of the Costs set forth in such BH Pre-Invoice within ten (10) days after BH’s delivery of such BH Pre-Invoice, provided that any failure of Company to so dispute a BH Pre-Invoice shall be deemed an approval of the entire BH Pre-Invoice. Within fifteen (15) days after BH’s delivery of such BH Pre-Invoice, BH shall send Company a final invoice for Costs in the BH Pre-Invoice that were approved or deemed approved (each a “BH Invoice”).

(b) Method of Payment. As soon as reasonably practicable following final determination of the aggregate amount of RONI Share Redemptions (as defined in the BCA) and no later than the BCA Closing, Company shall by written notice to BH elect a percentage no less than [***] and no greater than [***] (the “Elected Cash Percentage”) which shall be used for the purposes of this Agreement to calculate the percentage of each BH Invoice to be paid by Company in cash with the balance of each such BH Invoice (one hundred percent minus the Elected Cash Percentage, the “Elected Share Percentage”) being paid in Shares in accordance with the terms of this Agreement. If (x) Company fails to provide BH with written notice of the Elected Cash Percentage within the time period described above, or (y) the BCA Termination occurs, then, in each case, the Elected Cash Percentage shall be [***]. All amounts properly invoiced by BH in a BH Invoice will be paid by Company, the Parent and OpCo, as applicable, as follows:

(i) for any time period (A) prior to the BCA Closing, and (B) after the BCA Termination (and, for the avoidance of doubt, not for any time period after the BCA Closing), with respect to the Costs in connection with the Statements of Work, the Elected Share Percentage (which, for the avoidance of doubt, shall be deemed to be [***]) through the issuance by Company to BH or a BH Designee of Shares and the Elected Cash Percentage in cash payment by wire transfer by Company of immediately available funds in U.S. Dollars to the account designated (either in the applicable invoice or otherwise in writing) by BH. Each such issuance of Shares and cash payment shall occur no later than ten (10) Business Days following the delivery of the applicable BH Invoice; except that until the BCA Closing and subject to Section 4.2(c), (A) with respect to the BH Invoices pertaining to the first seven (7) quarters of the period ending twenty-four (24) months after the OA Effective, such cash payment shall be made no later than ten (10) Business Days after the conclusion of such twenty-four (24) month period, and (B) with respect to the BH Invoice pertaining to the last quarter of such twenty-four (24) month period, such cash payment shall be made no later than ten (10) Business Days following the delivery of such BH Invoice; and

(ii) for any time period after the BCA Closing, with respect to the Costs in connection with the Statements of Work, the Elected Share Percentage through the issuance of Shares by the Parent and OpCo, as applicable, in each case, to BH or a BH Designee, and the Elected Cash Percentage in cash payment by wire transfer by Company of immediately available funds in U.S. Dollars to the account designated (either in the applicable invoice or otherwise in writing) by BH. Each such issuance of Shares and cash payment shall occur no later than ten (10) Business Days following the delivery of the applicable BH Invoice.

The number of Shares to be issued by Company, the Parent and OpCo, as applicable, to BH or a BH Designee pursuant to this Section 4.2(b) shall be calculated by taking the portion of the applicable BH Invoice amount that is payable in Shares, and dividing such amount by the Deemed Share Price. [***] Notwithstanding the foregoing, if Company fails to make any required cash payment under this Agreement when due for more than thirty (30) days, BH may elect, at its option and in its discretion, to instead be paid through additional Share issuances, and the number of such Shares to be issued shall be calculated by taking such unpaid cash amount and dividing it by the Late Deemed Share Price. If Company makes the required cash payment at any time during BH’s option period but before BH elects to be paid through additional Share issuances, then BH’s option to receive Shares (or have a BH Designee receive Shares) shall terminate as of the date such payment was made. If BH elects not to be paid through additional Share issuances, then interest shall accrue on any required cash payment that remains due and unpaid at an annual rate not to exceed the lesser of [***] per annum and (2) the maximum amount allowed by law, and such interest shall accrue from the date that is thirty (30) days following the date on which Company’s required cash payment became due and payable until the date of actual payment of such amount. Notwithstanding the amounts used to determine the number of Shares to be issued under this Section 4.2(b), in accordance with applicable Law, Company shall, prior to the date of the BCA Closing, (A) report the issuance of Shares to BH or a BH Designee and all applicable governmental authorities based upon the fair market value of the Shares as of the time of issuance, and (B) credit the Capital Account of BH or BH Designee with the amount based upon the fair market value of the Shares as of the date of issuance. Except to the extent that BH elects otherwise and notifies Company of such election in writing in connection with the delivery of a BH Invoice, hereby directs Company to issue all Shares issuable pursuant to this Agreement directly to BHES for the benefit of BH, and Company shall reflect such Shares as being issued directly to BHES for all applicable tax purposes.

(c) BCA Closing Payment. If the BCA Closing occurs, then, no later than the five (5) Business Days after the BCA Closing (the “BCA Closing Payment Deadline”), Company shall pay, or shall cause to be paid, to BH the balance payable in cash (not the balance payable in Shares) with respect to the BH Invoices issued prior to the BCA Closing, by wire transfer of immediately available funds in U.S. Dollars to the account designated (either in the applicable invoice or otherwise in writing) by BH. If BH does not receive such payment on or before the BCA Closing Payment Deadline, BH shall have the right to terminate this Agreement, which termination, notwithstanding Section 11.3(a), shall be effective automatically and immediately upon delivery of written notice thereof to the Company without the need of any judicial or arbitral proceeding or further action by BH.

(d) Taxes. Each Party will be responsible for taxes imposed on such Party by any governmental authority and shall supply any sales tax exemption certificates and any other documents that the other Party may reasonably require. Absent such tax exemption certificates, applicable sales taxes, withholding taxes and any other taxes will be added on invoices. Payments are due as set forth in Section 4.2(b). If a Party is required to deduct or withhold any taxes from the amounts paid to the other Party hereunder, the Party shall: (i) give reasonable prior written notice to the other Party that an amount will be withheld, (ii) make all reasonable efforts to minimize any withholding tax from payments in accordance with applicable Laws and any applicable bilateral conventions against double taxation, and (iii) provide to the other Party, within a reasonable period of time from payment, the official receipt issued by the competent government authority to which the taxes have been paid or an alternative document acceptable to the relevant tax authorities; provided, however, that if a Party is required (x) to deduct or withhold any tax amounts from the other Party at the time of making any payment to the other Party or any of its Affiliates or subcontractors pursuant to this Agreement, whether in cash or in Shares (which deduction or withholding is greater than any such payment in cash) (any such tax amount, the “Tax Amount”), then (A) the other Party shall promptly pay, or cause to be paid, to the withholding in cash the Tax Amount, and (B) promptly upon receiving the Tax Amount in cash, the withholding Party shall pay the Tax Amount (along with any deduction or withholding or payment out of the related payment in cash) to the relevant governmental authority. If a Party requires tax residence certificates or other documentation from the other Party to apply for any exempted or reduced tax regime with respect to any payment hereunder, the other Party shall promptly submit the appropriate certificates upon written request.

4.3 Invoice Disputes. If Company disputes in good faith any amount set forth in a BH Pre-Invoice, then Company shall promptly notify BH, and BH shall issue a BH Invoice only with respect to the undisputed portion of such BH Pre-Invoice and shall not issue a BH Invoice with respect to the properly disputed portion of such BH Pre-Invoice (a “Partial BH Invoice”) until such dispute is resolved. Thereafter, the Representatives of each Party will in good faith discuss the disputed amount and seek to resolve such dispute within fifteen (15) days. Acceptance of a payment by BH with respect to a Partial BH Invoice shall not constitute an accord and satisfaction of any additional amounts not paid but due and owing nor a waiver of any claim to further compensation for unpaid amounts. If the Representatives are unable to resolve such dispute in accordance with Section 3.1, then such dispute will be resolved in accordance with Section 16.5. If upon final and non-appealable resolution of such disputed amount it has been determined that (a) Company was overcharged in such BH Pre-Invoice, then such BH Pre-Invoice shall be cancelled, and BH shall issue a cancellation confirmation with respect to such disputed portion of such BH Pre-Invoice; or (b) Company was appropriately charged in such BH Pre-Invoice, then BH shall proceed to issue the BH Invoice for such amount.

4.4 Certain Issuance Rights. Except to the extent already issued by Company pursuant to the Amended Original Agreement, prior to the BCA Closing and, after the BCA Termination, Company, and if the BCA Closing occurs, after the date of the BCA Closing, the Parent and OpCo, as applicable, shall issue Shares to BH or, at BH’s discretion, to a BH Designee pursuant to this Agreement, including as set forth in this Section 4.4.

(a) The Parties acknowledge and agree that Company issued to BH or a BH designee 17,799 Shares within ten (10) Business Days of the signing of the Original Agreement; and

(b) Upon BH providing written notice to Company that it has achieved ATQi (which notice shall confirm that BH is willing and able to provide firm quotes and performance guarantees and warranties to potential purchasers of a Turbo Expander configured for implementation of or use in a Power Plant in accordance with the Turbo Expander Statement of Work on such terms and conditions as BH and its Affiliates customarily provide in turbo-machinery supply agreements for equipment of equivalent levels of technical readiness), but in any event no later than ten (10) Business Days after such date, Company or the Parent and OpCo, as applicable, shall issue to BH or a BH Designee an additional amount of Shares equal to 17,799 multiplied by the Exchange Ratio.

(c) Company shall give BH written notice of a Qualifying Event (except for that arising as a result of the BCA Closing) as promptly as practical, and in no case later than thirty (30) calendar days prior to the occurrence of such event. At whatever time BH elects, but only following the consummation thereof (except in the case of the BCA Closing and, in that case, immediately prior to the consummation thereof), in the event of (i) a Qualifying Event, or (ii) a Bonus Milestone Event, at BH’s election, Company or the Parent and OpCo, as applicable, shall promptly cause the issuance of up to ninety-four thousand (94,000) additional Shares (the “Total Bonus Shares”) to BH or at BH’s discretion, to a BH Designee as follows:

(i) Qualifying Event: (A) prior to the BCA Closing and after the BCA Termination, [***] of the Total Bonus Shares remaining to be awarded to BH as of the Qualifying Event or (B) immediately prior to the BCA Closing, [***] of the Total Bonus Shares remaining to be awarded to BH as of the Qualifying Event;

(ii) the first Utility Plant achieving final investment decision by the First Milestone Date: (A) prior to the BCA Closing and after the BCA Termination, [***] of the Total Bonus Shares remaining to be awarded to BH at the time BH or Company become aware that the first Utility Plant has achieved final investment decision, or (B) after the BCA Closing, an amount of Shares equal to [***] of the Total Bonus Shares remaining to be awarded to BH at the time BH or Company become aware that the first Utility Plant has achieved final investment decision, multiplied by the Exchange Ratio;

(iii) the first Turbo Expander for a Utility Plant being delivered to project site by the Second Milestone Date: (A) prior to the BCA Closing and after the BCA Termination, [***] of the Total Bonus Shares remaining to be awarded to BH at the time of such delivery, or (B) after the BCA Closing, an amount of Shares equal to [***] of the Total Bonus Shares remaining to be awarded to BH at the time of such delivery, multiplied by the Exchange Ratio, provided that if the Bonus Milestone Event described in paragraph (ii) above did not occur on or before the First Milestone Date, but the Bonus Milestone Event described in this paragraph (iii) does occur, then (A) prior to the BCA Closing and after the BCA Termination, Company shall instead promptly cause the issuance of [***] of the Total Bonus Shares remaining to be awarded to BH at the time of such delivery or (B) after the BCA Closing, the Parent and OpCo shall instead promptly cause the issuance of an amount of Shares equal to [***] of the Total Bonus Shares remaining to be awarded to BH at the time of such delivery, multiplied by the Exchange Ratio; and

(iv)   the successful completion of the site acceptance test of the Turbo Expander of the first Utility Plant being successfully completed by the Third Milestone Date: (A) prior to the BCA Closing and after the BCA Termination, one hundred (100%) the Total Bonus Shares remaining to be awarded to BH at the time of such successful completion or (B) after the BCA Closing, an amount of Shares equal to one hundred (100%) the Total Bonus Shares remaining to be awarded to BH at the time of such successful completion, multiplied by the Exchange Ratio.

4.5 Share Issuances Generally.

(a) The Share prices and related economics in this Agreement related to the issuance of Shares to BH or a BH Designee hereunder have been negotiated and agreed by the Parties on the basis of the currently authorized equity interests of Company, the Parent and OpCo, current Share price, and on the assumption that there will be no material change to those matters (except with respect to any changes in the value of Company or the Parent over time and additional issuances of Shares in accordance with the Operating Agreement, the BCA, the Parent Bylaws, the Stockholders’ Agreement, the OpCo LLC Agreement or hereunder) subsequent to the OA Effective Date and prior to the full issuance of all Shares that may be issued pursuant to the terms of this Agreement. As of the OA Effective Date, Company has authorized and outstanding one class of equity interests, currently defined as the “Shares” under the Operating Agreement. As of the date of the BCA Closing, the Parent and OpCo shall authorize the applicable Shares to be issued to BH or a BH Designee hereunder. If, after the OA Effective Date but prior to the full issuance of all Shares to BH or a BH Designee that may become issuable pursuant to this Agreement, Company’s or the Parent’s capital structure changes (whether as a result of the issuance of new equity in exchange for the “Shares”, the reclassification of the “Shares” , a stock dividend, a stock split, recapitalization of the existing “Shares”, merger (excluding, for the avoidance of doubt, the transactions contemplated by the BCA) or otherwise) (a “Capital Adjustment”), the Parties, the Parent and OpCo agree that the intent is for BH to preserve its rights hereunder. Toward that end, in the event of any Capital Adjustment, BH will be entitled to a proportional adjustment in the number of Shares issuable to BH or to a BH Designee hereunder and the prices per Share set forth in this Agreement to reflect such Capital Adjustment. For the avoidance of doubt, the Floor Price was negotiated and agreed on the basis of certain assumptions and expectations with respect to the BCA Closing and no adjustment shall occur with respect to the Floor Price as a result of the BCA Closing. Each Party, the Parent and OpCo will take all actions necessary and/or reasonably requested by the other Party, the Parent or OpCo, as applicable, in order to promptly and completely effectuate the intent of the preceding sentence. Company, the Parent and OpCo will not unreasonably withhold consent to such additional actions as BH may reasonably request. For the avoidance of doubt, nothing contained in this Section 4.5(a) is intended to confer any antidilution protection or protection against any diminution in value with respect to the BH (or BH Designee) Shares other than as expressly set forth in the Operating Agreement, the Stockholders’ Agreement, the Parent Bylaws or the OpCo LLC Agreement.

(b) Each Party, the Parent and OpCo will take all actions necessary and/or reasonably requested by the other Party, the Parent or OpCo, as applicable, in order to promptly and completely effectuate the issuance of any Shares as required under this Agreement in a manner that satisfies all applicable requirements under any applicable Laws, as well as any contracts or agreements applicable thereto (including the Operating Agreement, the Stockholders’ Agreement, the Parent Bylaws and the OpCo LLC Agreement, as well as any other applicable governing agreement and/or instruments applicable to Company, the Parent and OpCo).

(c) The issuance of any and all Shares to BH or a BH Designee in accordance with the terms of this Agreement, and all actions necessary to consummate such issuances, shall be duly and validly authorized by all requisite limited liability company or other similar action on the part of Company. When issued and delivered by Company, OpCo and the Parent, any and all Shares BH or a BH Designee is entitled to receive in accordance with the terms of this Agreement shall be validly issued and will be free and clear of all liens, other than liens created by BH, restrictions on transfer imposed by the Operating Agreement and applicable federal and state securities Laws.

(d) The Parties shall, within five (5) days prior to any issuance of Shares to BH or a BH Designee in accordance with the terms of this Agreement, consider in good faith whether such grant is subject to pre-consummation filings under applicable antitrust Laws with any governmental authority (“Antitrust Filings”) and, if any Antitrust Filings are required,

(i) cooperate with one another to the extent necessary in the preparation of such Antitrust Filings,

(ii) promptly submit such Antitrust Filings, and (iii) use reasonable best efforts to obtain Antitrust Clearance. If a determination is made pursuant to this Section 4.5(d) that an Antitrust Filing is required to be made, such issuance of Shares to BH or a BH Designee in accordance with the terms of this Agreement shall be conditioned upon Antitrust Clearance and any issuance deadline will be extended until Antitrust Clearance is obtained.

(e) For the avoidance of doubt, BH’s rights to receive (or to have a BH Designee receive) Shares pursuant to the terms of this Agreement shall in no way conflict with, prevent or be deemed to in any way preclude BHES from exercising any of its rights under the Operating Agreement, including any rights to acquire any additional Shares thereunder.

4.6 Project Annual Budgets, Quarterly Forecasts and Cost Overruns.

(a) Project Annual Budgets and Quarterly Forecasts. The Parties acknowledge and agree that within sixty (60) days after the OA Effective Date, BH delivered to Company the Project Annual Budget for calendar year 2022. Commencing with calendar year 2023, (i) Company shall provide at least ninety (90) days’ prior written notice to BH of the date Company is required to submit its annual budget for the immediately following calendar year to the Board (as defined in the Operating Agreement) pursuant to the Operating Agreement, and (ii) provided that Company has timely provided such notice, BH shall deliver to Company no later than thirty (30) days prior to the date Company is required to submit its annual budget for the immediately following calendar year to the Board (as defined in the Operating Agreement) pursuant to the Operating Agreement, the Project Annual Budget for the immediately following calendar year. In addition, BH shall deliver to the Joint Design Committee a quarterly forecast of Costs anticipated to be incurred during the following calendar quarter and, as soon as it becomes available to BH during each calendar year, a semi-annual forecast of Costs anticipated to be incurred during the following two (2) calendar quarters. BH shall use its commercially reasonable efforts to ensure that the actual Costs incurred during any given calendar year do not exceed the Project Annual Budget for such year by [***], provided that if the total Costs incurred by BH, its Affiliates or its or their Subcontractors (or any of their respective employees or agents) during a calendar year exceed [***] of such calendar year’s Project Annual Budget, any such overage accrued during such calendar year will not be invoiced to Company until the subsequent calendar year.

(b) Project Cost Overruns. Subject to Section 11.3(f) and unless expressly provided otherwise in a Statement of Work, BH will be solely responsible for initially incurring or paying (as applicable) [***] of all Project Cost Overruns, including any supply chain disruptions, increased costs of raw materials and technological challenges that exceed the Total Project Budget by up to [***], provided that all such Project Cost Overruns shall be borne equally by BH and Company with BH bearing [***] of the Project Cost Overruns, and Company bearing the other [***] of the Project Cost Overruns, such that the [***] of Project Cost Overruns to be borne by Company shall be reimbursed to BH in accordance with Section 4.2(b) and Section 4.6(c).

(c) Project Cost Overruns Calculation Shares. The number of Shares to be issued to BH or a BH Designee for Project Cost Overruns pursuant to this Section 4.6 shall be calculated by dividing the amount equal to the relevant Project Cost Overruns amount by (i) prior to the BCA Closing and after the BCA Termination, the then current market price per Share as determined in accordance with Company’s annual Share valuation process set forth in the Operating Agreement, or (ii) after the BCA Closing, the Deemed Share Price.

4.7 BH Assistance with Company Capital Raising. The Parties acknowledge that Company intends to raise funds to fulfill its cash payment obligations hereunder by way of:

(i) exercising of in-place purchase options of Company’s existing Members and/or

(ii) undertaking additional third party capital raise(s). BH agrees to respond to any customary information requests from, and make employees of BH or any of its Affiliates performing obligations under the Turbo Expander Statement of Work reasonably available at the request of potential investors in connection with such potential investors’ due diligence in their evaluation of such potential investment, provided that such requests are made with reasonable notice and do not interrupt BH’s ability to carry on its business and provided further that under no circumstance shall BH or its Affiliates or Subcontractors be required to provide any of their Technical Information or commercially sensitive information to any such potential investor.

5. Acceptance and Title.

5.1 Title. Unless otherwise agreed to in writing by the Parties or in the Statements of Work, title to (which title shall be free of any liens and other encumbrances) and risk of loss of any tangible Deliverables to be delivered to Company pursuant to the Statements of Work shall pass from BH or one of its Affiliates to Company on a Delivered Duty Paid DDP (Incoterms 2020) basis, at the Demonstrator Test Facility. Each Party shall take such reasonable measures as may be required by the other Party to ensure the physical integrity and security of the entire supply chain and shall comply with BH’s processes under its Customs Trade Partnership Against Terrorism (CTPAT) program.

5.2 Costs. Transportation-related Costs are to be paid with respect to tangible Deliverables to be delivered to Company pursuant to the Statements of Work, in accordance with Delivered Duty Paid - DDP (Incoterms 2020), at the Demonstrator Test Facility. All Transportation-related Costs associated with any unauthorized shipments are the shipping Party’s responsibility. All shipments will be made only pursuant to carriers previously approved in writing by BH.

6. Representations and Warranties.

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) such Party is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its incorporation and has full corporate and/or limited liability company power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

(d) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Law of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e) no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with such Party’s entry into or consummation of, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for such Party’s performance by it of its obligations under this Agreement and such other agreements, except as may be required to seek or obtain regulatory approvals.

6.2 Company’s Warranty. Company represents and warrants to BH that:

(a) the Demonstrator Test Facility is and, during the term of this Agreement, will remain (i) compliant with all technology requirements for the Demonstrator Test Facility listed in the Technical Information related thereto, (ii) operated consistent with reasonable industry expectations for a demonstration and testing facility, and (iii) compliant with all applicable Laws in all material respects, including all applicable health and safety Laws; and

(b) will perform all work under the Statements of Work (i) in a professional and workman-like manner, (ii) in accordance with the terms and conditions of this Agreement and the applicable Statement of Work and (iii) in a manner that is (A) consistent with all certifications held by Company and related material internal policies and (B) compliant with all applicable Laws in all material respects, including all applicable health and safety Laws.

6.3 BH’s Warranty. BH represents and warrants to Company that:

(a) it is an experienced designer and manufacturer of turbo machinery equipment;

(b) it will perform all work under the Statements of Work in a manner that is (i) consistent with all certifications held by BH and related material internal policies and (ii) compliant with all applicable Laws in all material respects, including all applicable health and safety Laws;

(c) all Deliverables BH is required to furnish to Company under the Turbo Expander Statement of Work shall: (i) not violate any third party contracts or ownership rights, and (ii) when new, be free from material defects in material and workmanship; provided that the representations and warranties in this Section 6.3(c) shall be null and void and of no effect if such Deliverables have been subject to improper storage, misuse or abuse; and

(d) BH shall perform all of BH’s activities under a Statement of Work in a professional and workmanlike manner in accordance with the terms and conditions of this Agreement and the applicable Statement of Work.

6.4 Remedies.

(a) The representations and warranties of each Party set forth in Sections 6.2 and 6.3, as applicable, shall survive for a period of twelve (12) months from the completion of such Party’s activities under the Statements of Work (the “Warranty Period”); provided, however, that, if the non-breaching Party notifies the breaching Party in writing of any warranty Claim prior to the expiration of the period specified above, such representations and warranties shall survive with respect to such Claim until the final resolution of such Claim.

(b)   In the event of a breach or inaccuracy of the representations and warranties of each Party set forth in Sections 6.2 and 6.3, as applicable, during the Warranty Period, the breaching Party’s sole and exclusive liability, and the non-breaching Party’s sole and exclusive remedy, with respect thereto shall be to either re-perform the defective Services, or repair or replace the defective Deliverables at the breaching Party’s sole cost and expense (in each case, the “Re-Work”).

(c) Any Re-Work in satisfaction of a Party’s obligations pursuant to Section 6.4(b) will be re-warranted by such Party as set forth in Sections 6.2 and 6.3, as applicable, and such Party will have the same obligations in relation thereto as set forth in Section 6.4(b), for a period equal to the longer of: (i) one (1) year from the date such Re-Work is completed and (ii) the remaining period under the original Warranty Period with respect to the original defective Services or delivery of the original defective Deliverables, as applicable (such period, the “Extended Warranty Period”); provided that the Extended Warranty Period shall not, under any circumstances, extend beyond twenty-four (24) months after performance of the original defective Services or delivery of the original defective Deliverables, as applicable.

6.5 DISCLAIMER. The foregoing representations and warranties, and any additional representations and warranties set forth in a Statement of Work, are in lieu of all other warranties, express or implied, with respect to the services, products, equipment, or Deliverables provided under this Agreement or such applicable Statement of Work, including, but not limited to, the implied warranties of fitness for a particular purpose and merchantability.

7. Intellectual Property & Technical Information.

7.1 Background IP. All Intellectual Property and Technical Information owned by each of Company, BH and NPT prior to the OA Effective Date will continue to be owned by Company, BH and NPT, respectively (collectively, “Background IP”).

7.2 BH Foreground Intellectual Property & Technical Information. NPT will exclusively own all, right, title and interest in and to all Intellectual Property and Technical Information conceived, developed, or reduced to practice under or pursuant to this Agreement describing, embodying or protecting (i) the BH Key Process Equipment Package or any element thereof and (ii) any item expressly identified as being owned by NPT or any of its Affiliates in a Statement of Work, whether created solely by or on behalf of Company, BH, or NPT, or jointly by Company, on the one hand, and/or BH or NPT, on the other hand (collectively, “BH Foreground IP”). Company hereby irrevocably and unconditionally assigns to NPT all right, title and interest worldwide in and to the BH Foreground IP and all rights of any kind or nature therein or thereto.

7.3 Company Foreground Intellectual Property & Technical Information. Company will exclusively own all right, title and interest in and to all Intellectual Property and Technical Information conceived, developed, or reduced to practice under or pursuant to this Agreement describing, embodying or protecting (i) the NET Power Platform, including the plant distributed control system (the “DCS”) for the NET Power Platform, whether created solely by or on behalf of Company, BH, or NPT, or jointly by Company, on the one hand, and/or BH or NPT, on the other hand (the “NPP IP”), and (ii) other inventions, ideas and discoveries that are not BH Foreground IP or NPP IP (the “Unrelated IP” and, together with the NPP IP, the “Company Foreground IP”). NPT hereby irrevocably and unconditionally assigns to Company all right, title, and interest worldwide in and to Company Foreground IP and all rights of any kind or nature therein or thereto.

7.4 License to Background Intellectual Property. For the term of this Agreement, (a) NPT hereby grants to Company a non-exclusive, worldwide, sublicensable, fully-paid right and license to reproduce, create derivative works of, distribute to subcontractors, digitally transmit, or otherwise use in any medium or format, whether now known or hereafter discovered, only to the extent necessary for performance of its obligations under this Agreement, the Background IP of NPT and BH used or incorporated within (i) any Technical Information shared by NPT or BH with Company or (ii) any Deliverable provided by NPT or BH to Company; and (b) Company hereby grants to NPT a non-exclusive, worldwide, sublicensable, fully-paid right and license to reproduce, create derivative works of, distribute to subcontractors, digitally transmit, or otherwise use in any medium or format, whether now known or hereafter discovered, only to the extent necessary for performance of its obligations under this Agreement, the Background IP of Company used or incorporated within (i) any Technical Information shared by Company with NPT or BH or (ii) any Deliverable provided by Company to NPT or BH.

7.5 License to Unrelated IP. Company unconditionally grants to NPT and its Affiliates a non-exclusive, perpetual, irrevocable, worldwide, fully-paid, royalty-free license, with the right to sublicense through multiple levels of sublicensees, under any and all Unrelated IP: (i) to reproduce, create derivative works of, distribute, publicly perform and publicly display (but only with respect to marketing and sales information clearly marked as intended for public dissemination), digitally transmit, and otherwise use the Unrelated IP in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, or otherwise exploit any product or service based on, embodying, incorporating, or derived from the Unrelated IP, and (iii) to exercise any and all other present or future rights in the Unrelated IP without restriction.

7.6 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement (including the Statements of Work) from either Company or NPT (“Licensor”) to: (i) in the case of Company acting as Licensor, NPT, or (ii) in the case of NPT acting as Licensor, Company (in such capacity as license recipient, each of Company and NPT, a “Licensee”), including to Company Foreground IP and BH Foreground IP (collectively, the “Foreground IP”), BH’s Background IP, and any other licenses and rights granted pursuant to Sections 7.2, 7.3, 7.4, and 7.5 and under the Statements of Work are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Licensor agrees that Licensee, as a licensee of certain rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof.

7.7 Prosecution. If any patentable invention is created as a result of the joint development activities of Company and NPT or BH hereunder, Company, BH and NPT agree to cooperate in the filing and prosecution of patent applications for such inventions with (i) NPT taking the lead on preparing and prosecuting the patent applications relating to any BH Foreground IP, with reasonable input and assistance from Company if needed relating to jointly created inventions, and with the costs to be paid exclusively by NPT, and (ii) Company taking the lead on preparing and prosecuting the patent applications relating to any Company Foreground IP, with reasonable input and assistance from NPT if needed relating to jointly created inventions, and with the costs to be paid exclusively by Company. The entity that prepares and prosecutes the relevant application under this Agreement shall be the sole judge as to the extent of prosecution it desires to carry on and as to the scope of the claims it elects to prosecute with respect to such application.

7.8 Further Assurances. Each of Company, BH and NPT agrees to require each of its employees and contractors to assign to Company, BH and NPT, respectively, all of such employee’s and contractor’s rights, title and interest in and to any and all Intellectual Property, including Patents, patent applications, Copyrights, derivative works, Trade Secrets, and know-how, relating to the work being performed by such employee or contractor pursuant to this Agreement, including, without limitation, all Foreground IP.

8. Indemnification.

8.1 Intellectual Property. All indemnity obligations relating to Intellectual Property Claims, including indemnification procedures and mitigation obligations, shall be handled in accordance with the terms of the License Agreement.

8.2 Mutual. BH shall indemnify, defend, and hold harmless Company from and against any and all Losses as a result of any Claim for bodily injury, illness, or death suffered by any member of the BH Indemnitee Group’s personnel and for damage to or loss of any physical property of any member of the BH Indemnitee Group arising out of or in connection with the performance of the Demonstrator Test at the Demonstrator Test Facility, REGARDLESS OF CAUSE OR ACTION. Company shall indemnify, defend, and hold harmless BH from and against any and all Losses as a result of any Claim for bodily injury, illness, or death suffered by any member of the Company Indemnitee Group’s personnel and for damage to or loss of any physical property of any member of the Company Indemnitee Group arising out of or in connection with the performance of the Demonstrator Test at the Demonstrator Test Facility, Regardless of Cause or Action. For purposes of this Section 8.2, “Regardless of Cause or Action” means (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, strict or absolute liability, breach of duty (statutory or otherwise) of any Person (including of the indemnified Person) and any defect in the premises or physical property, in each case, of any kind and whether pre-existing or not, arising or resulting from any contract, warranty, indemnity, tort, extra-contractual, quasi-contractual or strict liability, at law or otherwise.

8.3 Mitigation of Loss. Each indemnitee hereunder shall take and shall ensure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Claims (or potential Losses) under this Section 8.3. Nothing in this Agreement shall or shall be deemed to relieve any Party of any applicable Law or other applicable requirement to mitigate any Losses incurred by it.

9. Liabilities between the Parties.

9.1 Excusable Delay. Neither Party nor NPT, the Parent or OpCo shall have any liability to any other Party, NPT, the Parent or OpCo for delay or non-delivery in the performance of its obligations (other than payment obligations) under this Agreement or the Statements of Work when due to Excusable Delay experienced by such Party, NPT, the Parent or OpCo, respectively, except as otherwise described herein. In the event an Excusable Delay causes the performance of an obligation or delivery hereunder of such Party, NPT, the Parent or OpCo to be delayed (other than payment obligations), the date for such performance shall be extended for a period equal to as many days beyond the date thereof as is reasonably necessary to obtain the removal of such cause and the effects of such cause. Such Party or NPT, as applicable, shall notify the other Party, NPT, the Parent or OpCo promptly upon learning of the likelihood of occurrence of an Excusable Delay that may or does affect its performance under this Agreement or the Statements of Work, whichever comes first, and such Party, NPT, the Parent and OpCo shall use commercially reasonable efforts to avoid or remove such cause and continue performance with reasonable dispatch whenever such cause is removed.

9.2 Consequential Damages. Notwithstanding anything else in this Agreement to the contrary, and except for each Party’s, NPT’s, the Parent’s or OpCo’s breach of its confidentiality and Intellectual Property obligations hereunder, neither Party hereto nor NPT, the Parent or OpCo shall be liable to the other Party, NPT, the Parent, OpCo or any of its respective Affiliates for any (i) direct or indirect loss of profit or business interruptions or (ii) indirect or consequential damages, in each case, resulting from or arising out of this Agreement or the Statements of Work.

9.3 Other Liabilities. Except as otherwise set forth in the Statements of Work, each Party, NPT, the Parent and OpCo shall remain solely and exclusively liable for complying with all applicable Laws (including regulations relating to import and export) necessary to fulfill their respective obligations under this Agreement or any applicable Statement of Work, including any applicable environmental, health and safety, export and import Laws.

9.4 Limitation of Liabilities. Except for any liability and indemnity obligations of the Parties pursuant to Section 8.2, (a) BH and NPT, collectively, shall not be liable to Company or the Company Indemnitee Group for Losses, in the aggregate, in excess of $10,000,000 and (b) Company, the Parent and OpCo, collectively, shall not be liable to BH, NPT or the BH Indemnitee Group for Losses, in the aggregate, in excess of $10,000,000; provided, however, that, in each case, the foregoing limitations shall not apply to any loss or damage arising out of or connected with either Party’s, NPT’s, the Parent’s or OpCo’s gross negligence or willful misconduct, as applicable.

9.5 BH Liability Satisfaction. BH or a BH Designee may satisfy any liability owed by BH or NPT to a member of the Company Indemnitee Group under this Agreement or to a NET Power Indemnified Party under the License Agreement, at BH’s election, through the payment of cash or by:

(a) except with respect to any indemnity obligations of NPT to third parties under the License Agreement, surrendering, or causing a BH Designee holding Shares to surrender, Shares with a “Fair Market Value” (as defined below) equal to such liability; or

(b) except with respect to any indemnity obligations of NPT to third parties under the License Agreement, delivering to such member of the Company Indemnitee Group a full recourse promissory note with a five-year term, bearing interest at an annual rate of 2% above the WSJ Prime Rate and secured by a pledge of all of BH’s and all BH Designees’ then existing equity in Company (but only to the extent of such portion of BH’s and all BH Designees’ then existing equity in Company with a “Fair Market Value” (as defined below) that does not exceed 150% of the principal amount of such promissory note determined as of the date of the note) and such other terms and conditions as reasonably acceptable to such member of the Company Indemnitee Group.

(c) “Fair Market Value” of BH’s or a BH Designee’s Shares, for purposes of this Section 9.5 shall:

(i) prior to the BCA Closing, and, after the BCA Termination, be determined as of the date of the Claim as mutually agreed, on the one hand, by BH or a BH Designee, and the applicable member of the Company Indemnitee Group, on the other hand, without discount for illiquidity or minority interest. If such Persons cannot agree on a valuation, such valuation shall be made by a mutually agreed upon appraiser, which appraisal shall be final. If such Persons cannot agree on a single appraiser, the valuation shall be determined by three (3) appraisers, one selected by BH or a BH Designee, one selected by the applicable member of the Company Indemnitee Group and one selected by the other two appraisers. The average of the two valuations (out of the three valuations) closest to each other shall be final. The costs of a valuation hereunder shall be borne equally between BH or a BH Designee, on the one hand, and the applicable member of the Company Indemnitee Group, on the other hand.

(ii) If the BCA Closing occurs, after the BCA Closing, be Volume Weighted Average Price per RONI Class A Common Stock on the national securities exchange or inter-dealer quotation system on which the RONI Class A Common Stock is then listed or quoted, as applicable, for the ten (10) consecutive Trading Days immediately preceding the date of the Claim.

10. Exclusivity.

(a) Subject to the permitted solicitation rights granted to Company pursuant to Section 2.7 of the License Agreement:

(i) from the OA Effective Date and until completion of the Turbo Expander Statement of Work, none of Company, the Parent, OpCo or their Controlled Affiliates shall, directly or indirectly, (A) fund any other Person, (B) research or develop, receive funding to research or develop with any other Person, (C) jointly develop with any other Person or (D) collaborate with any other Person, in each case of any of the foregoing as to the development of a BH Key Process Equipment Package, a Turbo Expander or any competing technology that could functionally replace the BH Key Process Equipment Package or the Turbo Expander;

(ii) upon completion of the Turbo Expander Statement of Work and until the JDA Exclusivity Conclusion Date, none of Company, the Parent, OpCo or their Controlled Affiliates shall, directly or indirectly, (A) fund any other Person, (B) research or develop, receive funding to research or develop with any other Person, (C) jointly develop with any other Person or (D) collaborate with any other Person, in each case of any of the foregoing as to the development of a BH Key Process Equipment Package, a Turbo Expander or any competing technology that could functionally replace the BH Key Process Equipment Package or the Turbo Expander; provided, however, that during such period of time Company may use Technical Information in existence as of the OA Effective Date that is included in the Licensed IP for purposes of research and development with third parties as set forth in subsections (A) through (D) immediately above; and

(iii) from the OA Effective Date and until the expiration or termination of this Agreement: (A) BH shall have priority access to the Demonstrator Test Facility for purposes of testing a Turbo Expander on a priority scheduling basis, (B) none of Company, the Parent, OpCo or their Controlled Affiliates shall grant access to the Demonstrator Test Facility to any competing technology that could functionally replace the Turbo Expander or any owner, developer implementer or operator thereof, provided, however, that Company may grant access to pumping, compression and other equipment that has access to the Demonstrator Test Facility as of the OA Effective Date, (C) Company may use any pumping, compression and other equipment that will be purchased in connection with Company’s implementation of the U.S. Department of Energy combustor testing program at the Demonstrator Test Facility, and (D) none of Company, the Parent, OpCo or their Controlled Affiliates shall grant access to the Demonstrator Test Facility to any Person that is not BH to the extent such access could be reasonably expected to interfere with BH’s ability to perform its obligations under the Statements of Work at the Demonstrator Test Facility and in accordance with the Project Development Plan.

11. Term and Termination.

11.1 Term. Unless terminated earlier in accordance with the provisions of this Agreement, this Agreement and all rights and obligations hereunder shall remain in force from the OA Effective Date and terminate on the later of (a) the fifth (5th) anniversary of the OA Effective Date or (b) the completion or termination of the Statements of Work.

11.2 Termination by Mutual Agreement. The Parties may terminate this Agreement or either Statement of Work at any time upon mutual agreement evidenced in writing.

11.3 Mutual Termination Rights. Either Party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party in the event of the occurrence and continuation of any of the following:

(a) if such other Party fails to pay any amounts or Shares owing to the non-defaulting Party within fifteen (15) days after the date due, other than non-payment of a disputed amount or obligation to pay;

(b) if such other Party breaches any material term of this Agreement (other than any obligation to make payment), including a material breach of either Statement of Work, and such other Party has failed to remedy such breach within thirty (30) days from the date of receipt of notice of such breach;

(c) an Excusable Delay has occurred and is continuing for more than one hundred and twenty (120) contiguous days or one hundred and eighty (180) days in the aggregate;

(d) a Unilateral Suspension Event has occurred and is continuing for more than one hundred and twenty (120) continuous days or one hundred and eighty (180) days in the aggregate within a twelve (12) month period;

(e) if there shall be an Insolvency Event with respect to such other Party;

(f) to the extent that Project Cost Overruns exceed the Total Project Budget by more than [***], provided that the non-terminating Party may elect to bear [***] of the Project Cost Overruns in excess of [***] to avoid such termination, provided that, if such non-terminating Party elects to bear [***] of such Project Cost Overruns: (i) unless expressly provided otherwise in a Statement of Work, BH will be solely responsible for initially incurring or paying (as applicable) [***] of all such Project Cost Overruns; (ii) if such non-terminating Party is BH, then [***] of such Project Cost Overruns to be borne by BH shall not be reimbursed to BH; and (iii) if such non-terminating Party is Company, then [***] of such Project Cost Overruns to be borne by Company shall be reimbursed to BH in accordance with Section 4.2(b) and Section 4.6(c);

(g) the other Party (i) has been included in any applicable government watch list for alleged illegal practices and is unable to remove itself from the corresponding watch list within thirty (30) days or (ii) is determined by a governmental authority to be at fault and therefore properly included in any such watch list, and, in each case, inclusion on such watch list renders such Party unable to continue its business relationship with such other Party; or

(h) a determination by external legal counsel, mutually acceptable to the Parties, following a thorough investigation, as evidenced by a legal opinion of such counsel, that an action or omission of the other Party is, under the preponderance of the evidence, to be considered a violation of any Anti-Bribery Laws;

provided, however, that during the above fifteen (15)-day notice period, the defaulting Party may cure its default under clause (b) above, and thereby abate the termination; provided, further, however, that if such default referred to in clause (b) shall require a longer period to remedy, so long as the defaulting Party has taken substantive steps within such fifteen (15) day period to commence the curing of such default and proceeds thereafter with all due diligence to remedy such default, the right to terminate based on the prior breach shall be eliminated.

11.4 BH Termination Rights.

(a) Change of Control. Following any Company Change of Control (excluding that occurring as a result of the BCA Closing), BH may terminate this Agreement.

11.5 Effect of Termination.

(a) Upon either Party’s receipt of any notice of termination with respect to any termination provisions of this Agreement, each Party shall use commercially reasonable efforts to mitigate the impact of any such termination.

(b) Upon the effective date of any termination in accordance with the provisions of this Agreement:

(i) each of Company and BH shall immediately cease all activities hereunder;

(ii) Company shall deliver all BH property under its control to BH, including all completed Deliverables that have not been previously delivered to BH and BH shall retain all completed Deliverables previously delivered to it; and

(iii) to the extent Company is not in default with respect to any payment obligations hereunder at the time of such termination, BH shall deliver all Company property under its control to Company, including all completed Deliverables that have not been previously delivered to Company, provided that if Company is in default with respect to such payment obligations, BH shall so deliver such property and such Deliverables promptly following Company’s cure of such breach, and Company shall retain all completed Deliverables previously delivered to it.

(c) If this Agreement is terminated by Company pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(d), then upon the effective date of any such termination, and subject to any exclusive rights granted to BH in the License Agreement, BH covenants not to assert any Patent included in the BH Foreground IP against Company or its Affiliates or Subcontractors solely to the extent based on their developing, manufacturing, using, offering for sale and selling systems to NET Power Platform Licensees, subject to Company paying all outstanding payments due to BH, other than disputed payments.

(d) If Company terminates this Agreement pursuant to Section 11.3(b), BH shall, and shall cause any BH Designee holding any Shares to, forfeit any Shares issued to it hereunder as of the date of such termination, provided that Company has paid any and all cash payments owed to BH as of the date of such termination. If either Party terminates this Agreement pursuant to any other Section of this Agreement, BH and the BH Designees shall have the right to keep or receive all Shares BH or a BH Designee is entitled to receive in accordance with the terms of this Agreement as of the date of such termination and BH shall invoice Company for, and Company shall pay to BH or a BH Designee if so instructed by BH, all cash portions Company is responsible for hereunder with respect to the Costs BH has incurred as of the date of such termination.

(e) Expiration or termination of this Agreement will not relieve the Parties of any liability for any breach of this Agreement occurring prior to such expiration or prior to the delivery of written notice of termination.

12. Export Control Regulations.

This Agreement and any information disclosed hereunder shall be subject to the export control Laws of the United States of America. BH and Company hereby agree that no Technical Information furnished hereunder nor any direct products thereof is intended to or will be exported, directly or indirectly, by the receiving Party to any destination prohibited by the applicable export control Laws of the country of the furnishing Party.

13. Insurance.

13.1 Party Insurance Coverage. Without limiting the indemnification provisions of this Agreement, each Party shall obtain and maintain in force, during the entire term of this Agreement, the following insurance coverage, at its own cost and expense:

(a) “All Risk” Property insurance (including machinery and equipment coverage) covering each Party’s interest in and/or responsibility for insuring real and personal property and equipment;

(b) Worker’s Compensation & Employer’s Liability with no less than minimum statutory limits prescribed by applicable Law, and all other insurance as required by applicable Law and as customarily maintained in each Party’s industry for all of its employees performing services hereunder;

(c) Commercial Automobile Liability in the amount of $1,000,000 combined single limit covering all owned, non-owned and hired vehicles;

(d) Commercial General Liability, on an occurrence basis, including but not limited to premises-operations, product completed-operations, broad form property damage, contractual liability, and personal liability, with a minimum combined single limit of $1,000,000 per occurrence. This policy shall be endorsed to name the other Party as additional insured with benefit of waiver of subrogation;

(e) Umbrella Liability on an occurrence basis with a minimum limit of at least $2,000,000 per occurrence, in excess of the primary liability policies required in this Section 13; and

(f) Comprehensive Errors and Omissions Liability covering the liability for financial loss due to professional errors or omissions, in an amount of at least $1,000,000 per occurrence.

13.2 Evidence of Coverage. Each Party shall cause its insurers to issue, before the OA Effective Date of this Agreement, certificates of insurance evidencing that the required coverages and policy endorsements are maintained in force, and that not less than thirty (30) days’ written notice shall be given to the other Party prior to any modification, cancellation or non-renewal of the policies.

13.3 Primary. The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by the other Party. All insurance obligations hereunder shall be independent of the indemnity obligations contained in this Agreement, and shall remain in full force and effect regardless of whether the indemnity provisions contained in this Agreement are enforceable.

13.4 Other Coverage. Where such insurance is not accessible by such Party, such Party may satisfy the requirements of this provision with similar insurance coverage acceptable to the other Party.

14. Books and Records.

Each Party shall maintain the records described in the applicable Statements of Work. During the term of this Agreement and for the longer of three (3) years thereafter or for so long as the longest applicable statute of limitations (including any waivers of a statute of limitations) remains open, under which a taxing authority may institute any Claim or collection procedures for taxes paid or allegedly due in connection with this Agreement, each Party shall maintain such records for the purpose of: (i) giving the appropriate taxing authority access to such records in connection with any Claim or procedure it may institute against a Party, provided that such access shall be at the sole cost of the Party against whom a tax Claim or procedure is instituted, or (ii) giving the other Party access to such records as may be required by law in connection with any ongoing or threatened Claim brought by such Party, provided that such access shall be at the sole cost of the Party bringing such Claim. Each Party shall use commercially reasonable efforts to cooperate fully with the other Party or its designees in connection with audit functions or any inspections whether in the context of a Claim or otherwise.

15. Further Assurances.

Subject to the terms and conditions of this Agreement, each of the Parties, NPT, the Parent and OpCo shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement, including causing its employees and agents to (a) cooperate with and assist, both during and after the term of this Agreement, in perfecting, maintaining, protecting, and enforcing the rights (i) in the case of NPT, in the BH Foreground IP and (ii) in the case of Company, in the Company Foreground IP, (b) execute and deliver any documents deemed necessary or appropriate to perfect, maintain, protect, or enforce the rights in such Foreground IP or otherwise carry out the purpose of this Agreement, (c) cooperate with and assist, and execute and deliver any documents deemed necessary or reasonably appropriate to effect any payment in, or issuance or transfer of, Shares pursuant to and in accordance with this Agreement, and (d) execute and deliver all further instruments and documents and take all further action that may be necessary or desirable pursuant to applicable Law, or that either Party, NPT, the Parent or OpCo may reasonably request to enable itself to exercise and enforce its rights and remedies hereunder.

16. Miscellaneous.

16.1 Survival. Those provisions of this Agreement, which by their nature are intended to survive the termination or expiration of this Agreement, shall continue as valid and enforceable obligations of the Parties and, (a) in respect of Sections 7, 9, 15 and 16, NPT and (b) in respect of Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, the Parent and OpCo; in each case, notwithstanding any such termination or expiration. The following Sections shall survive any termination or expiration of this Agreement indefinitely, except to the extent a shorter duration is expressly provided in the applicable Section: Sections 1, 4 (but only to the extent there are any outstanding payment obligations hereunder), 6.4, 6.5, 7, 8, 9.2, 9.3, 9.4, 10, 11, 12, 14, 15 and 16. In addition, any irrevocable, perpetual licenses granted by BH or Company under this Agreement, the Statements of Work or the Commercial Agreement, will survive any such termination or expiration.

16.2 Amendments. Any term of this Agreement may be amended only with the written consent of the Parties and, in respect of (a) Sections 7, 9, 15 and 16, NPT and (b) Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, the Parent and OpCo. Any amendment effected in accordance with this Section 16.2 shall be binding upon the Parties and, in respect of (i) Sections 7, 9, 15 and 16, NPT and (ii) Sections 4.2(b), 4.4, 4.5, 9, 10, 15 and 16, the Parent and OpCo.

16.3 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party or NPT, as applicable, under this Agreement, upon any breach or default of any other Party, NPT, the Parent or OpCo, as applicable, under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party, NPT, the Parent or OpCo, as applicable, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

16.4 Assignment. Neither Party nor NPT, the Parent or OpCo may assign this Agreement or any rights or obligations under this Agreement, in whole or in part, without the prior written consent of (i) in the case of an assignment by Company, the Parent or OpCo, BH and NPT, and (ii) in the case of an assignment by BH or NPT, Company, in each case, which consent will not be unreasonably withheld or delayed; provided that, subject to Section 11.4(a), each Party, NPT, the Parent and OpCo may assign this Agreement to (a) a successor in ownership of all or substantially all of its assets, (b) a successor in interest to its entire business to which this Agreement pertains, whether by sale of shares, merger, or otherwise (including pursuant to the BCA), or (c) one of its Affiliates, in each case, without the prior written consent of the other Party, NPT, the Parent or OpCo, as applicable; provided that such Party, NPT, the Parent or OpCo may not assign this Agreement or the rights hereunder to any third party assignee that is undercapitalized as compared to other similarly sized companies similarly positioned in the energy industry; provided further that in connection with any such permissible assignment by BH and/or NPT (x) BH’s rights and obligations under the License Agreement are also assigned to such assignee or an Affiliate of such assignee and (y) NPT’s rights and obligations under the License Agreement are also assigned to such assignee or an Affiliate of such assignee. The Parties, NPT, the Parent and OpCo agree to execute such documents as may be necessary to effect such agreed upon or permitted assignments.

16.5 Dispute Resolution.

(a) Subject to the dispute escalation provisions in Section 3.1, in the event of any dispute arising out of or in connection with this Agreement, the Parties, NPT, the Parent and/or OpCo, as applicable, shall first refer the dispute to proceedings under the ICC Mediation Rules (the “Mediation Rules”), without prejudice to either Party’s, NPT’s, the Parent’s or OpCo’s right to seek emergency or conservatory measures of protection at any time, as applicable. If the dispute has not been settled pursuant to the Mediation Rules within sixty (60) days following the filing of a request for mediation or within such other period that the Parties, NPT, the Parent and/or OpCo, as applicable, may agree in writing or which may be shortened due to the appointment of an emergency arbitrator, such dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Arbitration Rules”) by one or more arbitrators appointed in accordance with the Arbitration Rules. The seat of arbitration shall be New York, New York. The language of the arbitration shall be English.

(b) Prior to commencing discovery process in arbitration hereunder, those parties involved in such dispute shall agree on reasonable limits governing such process, including the number and hours of depositions, allocation of cost for document production and procedures and limits for conducting discovery of electronic data.

(c) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 16.5(a) are pending and for fourteen (14) days thereafter. The Parties, NPT, the Parent and/or OpCo shall take such action, if any, required to effectuate such tolling.

(d) In order to facilitate the comprehensive resolution of related disputes (including in relation to cross-linked indemnities), and upon request of any party to an arbitration pursuant to this Section 16.5, the arbitrator(s) may, within thirty (30) days of its or their appointment, consolidate the arbitration proceedings before it with any other arbitration proceedings or proposed arbitration proceedings involving any of the parties that relate to substantially the same subject matter. The arbitrator(s) shall not consolidate such arbitration proceedings unless it or they determine that (i) there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party to any of the proceedings to which the consolidation application relates would be materially prejudiced as a result of such consolidation for any reason, including (A) a failure to have an equal say in the appointment of the arbitrator(s) who would hear the consolidated proceedings, (B) a failure to be heard on the issue of consolidation or (C) undue delay. Unless all the parties to all of the proceedings to which the consolidation application relates agree otherwise, the arbitrator(s) first appointed shall determine the disputes arising in the consolidated proceedings. In the event of different rulings on the question of consolidation by different arbitrators appointed pursuant to this Section 16.5, there shall be no consolidation of proceedings unless all of the parties to all of the proceedings to which the consolidation application relates agree otherwise.

16.6 Waiver of Trial by Jury. In the event the Parties, NPT, the Parent and/or OpCo, as applicable, agree to submit a dispute under this Agreement to a court or if for any reason such a dispute comes before a court of law or other judicial authority, each of the Parties, NPT, the Parent and/or OpCo, as applicable, waives any right to a trial by jury in any such proceeding.

16.7 Public Announcement. Unless required by applicable Law, no public announcement of this Agreement will be made by either Party, NPT, the Parent or OpCo until the time, form and substance thereof shall have been agreed to by the Parties, NPT, the Parent and OpCo or is required by applicable Law on the advice of its counsel, in which event, the Parties, NPT, the Parent and OpCo shall endeavor to agree upon the terms of any such announcement.

16.8 Injunctive Relief; Specific Performance. Neither Party nor NPT, the Parent or OpCo shall have the right independently to seek recourse from a court of law or other authorities in lieu of pursuing the rights under Section 16.5, but each Party, NPT, the Parent and OpCo agrees that irreparable harm may occur in the event that any of the covenants, agreements or obligations contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached; consequently, each Party, NPT, the Parent and OpCo has the right before or during any dispute to seek from any court of competent jurisdiction, and if such court validly and finally grants it, to obtain, provisional remedies or enforcement specifically of any covenants, agreements or obligations contained in this Agreement to avoid irreparable harm, maintain the status quo or preserve the subject matter of the dispute.

16.9 Expenses of Dispute. Unless otherwise provided herein or as may be determined by the arbitrator, each Party, NPT, the Parent and OpCo shall bear the expenses of its counsel and other experts relating to any dispute resolution with respect to this Agreement and the expenses of the arbitrator and arbitration proceedings shall be divided equally among the parties to the dispute.

16.10 Governing Law. This Agreement, and the rights and obligations of the Parties, NPT, the Parent and OpCo under or pursuant to this Agreement, shall be governed by, and interpreted and construed according to, the Laws of the State of Delaware, without regard to its conflict of laws rules that would cause the application of the Laws of another jurisdiction.

16.11 Notices. Each notice, demand, request, consent, approval, disapproval, designation or other communication that a Party, NPT, the Parent or OpCo is required to give or make or communicate to the other Party, NPT, the Parent or OpCo, as applicable, under this Agreement shall be in writing and shall be addressed as follows:

If to Company, the Parent or OpCo:

NET Power, LLC

406 Blackwell Street

4th Floor

Durham, NC 27701

Attn: Chief Executive Officer

Attn: President

Attn: Chief Financial Officer

Email: See email addresses at https://www.netpower.com,

as updated from time to time

With copy (which shall not constitute notice) to:
Legal@NETPower.com

If to BH or NPT:

Nuovo Pignone International, S.r.l. / Nuovo Pignone

Tecnologie, S.r.l.

Via Felice Matteucci, 2

50127 Firenze, Italy

Attn: Project Zero Representative

With copy (which shall not constitute notice) to:

TPS General Counsel

Email: [***]

16.12 Change of Address; Method of Delivery. Each of the Parties, NPT, the Parent and OpCo may designate a different address or different or additional person to whom copies of notices should be sent from time to time; provided, however, it has given at least five (5) days’ advance notice of such change of address to the other Party, NPT, the Parent or OpCo, as applicable. All notices, demands or requests shall be in writing and shall be deemed to have been given or made: (a) when personally delivered; (b) one (1) Business Day after being sent prepaid by a nationally recognized overnight courier service for next Business Day delivery; (c) three (3) Business Days after being sent by U.S. Postal Service Certified Mail, Return Receipt Requested, first-class postage prepaid; or (d) upon acknowledgement by recipient if sent by email transmission or, in the case of a written notice of the Elected Cash Percentage pursuant to Section 4.2(b), upon the transmission of such written notice by email transmission, whether or not acknowledged by the recipient if sent with a Request for Delivery Receipt. The Parties, NPT, the Parent and OpCo will be deemed to have been properly given notice hereunder if addressed to such Person at the address furnished pursuant to the provisions of Section 16.11 and this Section 16.12.

16.13 Confidentiality.

(a)   Non-Use and Nondisclosure.

(i) The Receiving Party shall maintain the Confidential Information of the Disclosing Party in trust and confidence, including using at least those measures it uses to protect its own most valuable confidential information, and shall not disclose to any third party or use any Confidential Information of the Disclosing Party for any unauthorized purpose. The Receiving Party may use the Confidential Information of the other Party only to the extent required for the purpose of exercising its rights, and/or performing its obligations, pursuant to this Agreement and the License Agreement (and related schedules and Exhibits to the foregoing). The Receiving Party may not use the Confidential Information of the Disclosing Party for any other purpose or in any manner that would constitute a violation of any Laws. The Receiving Party’s obligations of confidentiality and nondisclosure shall survive for a period of five (5) years following the latter of (i) the expiration or termination of this Agreement and (ii) the expiration or termination of the License Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, BH Sensitive Information may not be disclosed by Company, the Parent and OpCo other than to (A) those individuals and/or job functions expressly designated in writing by BH and/or NPT or (B) Company’s, the Parent’s and OpCo’s legal counsel, solely to the extent necessary as a result of legal or compliance requirements, provided that BH Sensitive Information may be included in the Parent’s board materials to the extent such materials are approved by BH in writing prior to their disclosure.

(iii) Notwithstanding anything in this Agreement to the contrary, with respect to Company Highly Sensitive Information, Company, the Parent and OpCo shall be deemed to be the Receiving Party with respect thereto and, as such, shall be bound by the terms of this Section 16.13, with respect thereto until the JDA Exclusivity Conclusion Date, provided that Company may, with BH’s prior written consent, which consent shall not be unreasonably withheld and shall specifically identify the Company Highly Sensitive Information that may be disclosed, disclose only such Company Highly Sensitive Information to Company’s contractors who have a need to know such information to make updates to the Demonstrator Test Facility and who have entered into binding confidentiality agreements with Company that are consistent with the protections for confidential information under this Agreement, provided further that Company shall advise such contractors of the confidential nature thereof and of their duty to protect such Company Highly Sensitive Confidential Information from improper use or disclosure, and agrees that Company will be responsible for the actions or omissions of such contractors.

(b) Permitted Disclosure. Confidential Information may only be disclosed to the Receiving Party, its Affiliates and its and their agents, representatives, officers, directors, employees, consultants, Subcontractors, agents and counsel Subcontractors who have a need to know such information under this Agreement, and who have entered into binding confidentiality agreements with the Receiving Party that are consistent with the protections for confidential information under this Agreement (collectively, “Authorized Representatives”). The Receiving Party shall advise its Authorized Representatives of the confidential nature thereof and of their duty to protect any Confidential Information from improper use or disclosure, and agrees that the Receiving Party will be responsible for the actions or omissions of such Authorized Representatives.

(c) Destruction of Confidential Information. Upon the Disclosing Party’s written request, or upon expiration or termination of this Agreement, the Receiving Party shall, and shall cause its Authorized Representatives to, destroy all Confidential Information, and certify that it has, and its Authorized Representatives have, done so, provided that (a) the Receiving Party may retain copies of, and continue to use, any Intellectual Property and/Technical Information licensed to it in accordance with this Agreement or the License Agreement and (b) the Receiving Party may retain copies of any of the Disclosing Party’s Confidential Information solely as necessary for compliance purposes and as necessary to continue to fulfill its surviving obligations under this Agreement, all in accordance with the Receiving Party’s document retention policy (provided that any such copies shall be maintained in compliance with the confidentiality obligations of this Section 16.13 until destroyed by the Receiving Party).

(d) Required Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party when required by law or otherwise in response to a valid order of a court or other governmental body (provided, however, that, if legally permissible, the Receiving Party shall first have given notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that such Confidential Information be used only for the purposes for which the order was issued) and in any event, does not disclose any more of such Confidential Information than is reasonably necessary in the circumstances.

(e) Equitable Relief. Without limiting the foregoing, the Receiving Party agrees that any unauthorized use of the Disclosing Party’s Confidential Information may cause immediate and irreparable injury to the Disclosing Party and therefore money damages may be incalculable and insufficient. Accordingly, in such instances, the Disclosing Party will be entitled, in addition to any other available remedies at law or in equity, to seek from any court of competent jurisdiction, and if such court validly and finally grants it, to obtain, equitable relief without bond and without necessity of showing actual monetary damages.

16.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future applicable Law effective during the term thereof, such provision shall be fully severable if the legal and enforceable terms and conditions of this Agreement remain fundamentally unchanged, and this Agreement shall be construed and enforced so as to effect the original intent of the Parties, NPT, the Parent and OpCo as closely as possible in an acceptable manner and as if such illegal, invalid or unenforceable provision never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

16.15 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the Parties, NPT, the Parent and OpCo had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by digital signature, or by facsimile or email shall be effective as delivery of a manually executed counterpart of such document.

16.16 No Third Party Beneficiaries. Except as may be expressly provided in this Agreement and with respect to indemnified parties hereunder, no provision in this Agreement is intended to be for the benefit of any creditor or other Person to whom any debts or obligations are owed by, or who may have any Claim against, the Parties, NPT, the Parent and/or OpCo, as applicable. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any Claim against the Parties, NPT, the Parent and/or OpCo, as applicable.

16.17 Entire Agreement. This Agreement (including the Exhibits hereto), the Statements of Work under this Agreement, the License Agreement and the Commercial Agreement constitute the full and entire understanding and agreement among the Parties, NPT, the Parent and OpCo with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing prior to the A&R Effective Date among the Parties, NPT, the Parent and OpCo (including, for the avoidance of doubt, the Amended Original Agreement) are expressly canceled. In the event of any conflict between this Agreement and a Statement of Work, this Agreement will control unless the Statement of Work expressly refers to the Parties’, NPT’s, the Parent’s and OpCo’s intent to alter the terms of this Agreement with respect to that Statement of Work. In the event of any conflict between this Agreement and the License Agreement, the License Agreement will control. In the event of any conflict between the Commercial Agreement and this Agreement, the Commercial Agreement will control.

16.18 Authorization. Each Person signing on behalf of each Party, NPT, the Parent or OpCo below represent they each have the power and authority to enter into this Agreement, and this Agreement will constitute a legal, valid and binding obligation of its Party, NPT, the Parent or OpCo, as applicable. Notwithstanding the foregoing, this Agreement shall only become a legal, valid and binding obligation of the Parent and OpCo upon the BCA Closing.

16.19 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(e) references to any Law, statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such Law, statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(f) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(g) subject to any cure periods and notice periods included herein or in the Statements of Work, time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement and the Statements of Work;

(h) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(i) (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(j) (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. Dollars;

(k) any drafts of this Agreement circulated by or among the Parties, NPT, the Parent and/or OpCo prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, and each of the Parties, NPT, the Parent and OpCo agrees that no party hereto, indemnitee hereunder, or indemnifying Party shall make any Claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose;

(l) the Parties, NPT, the Parent and OpCo have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, NPT, the Parent and OpCo, and no presumption or burden of proof shall arise favoring or disfavoring any Party, NPT, the Parent or OpCo by virtue of the authorship of any of the provisions of this Agreement and the language used in it will be deemed to be the language chosen by the Parties, NPT, the Parent and OpCo to express their mutual intent; and

(m) the Parties and NPT agree that, to the extent required by applicable Law to be effective or enforceable, the provisions of this Agreement in bold-type font are “conspicuous” for the purpose of any applicable Law.

16.20 Independent Contractor. In the performance of any Services by a Party or NPT (the “Contractor Party”) under a Statement of Work, the Contractor Party shall be deemed to be an independent contractor, with the authority and right to direct and control all of the details of the Services. However, all Services shall be subject to the general right of inspection and review by the other Party and NPT in accordance with the terms of this Agreement and the Statements of Work. Unless otherwise stated in this Agreement, neither Party nor NPT shall have the right or authority to supervise or give instructions to the employees, agents, or representatives of the Contractor Party, and such employees, agents, or representatives at all times shall be under the direct and sole supervision and control of the Contractor Party. Any suggestions, advice, or directions given by either Party or NPT or their respective employees, as applicable, to the Contractor Party or its employees shall in no way establish or be evidence of an intent to create (a) a principal-agent relationship between the Contractor Party and the other Party or NPT, as applicable, or (b) an employer-employee or a contractor-sub-contractor relationship between either Party or NPT, as applicable, and the employees, agents, or representatives of the Contractor Party.

16.21 Non-Solicit. Each of the Parties, NPT, the Parent and OpCo agree that for a period beginning on the OA Effective Date and ending one (1) year after the termination or expiration of this Agreement, neither it nor any of its Controlled Affiliates or Affiliates acting as Subcontractors hereunder or its or their respective agents, representatives, officers, directors, employees, consultants, contractors, agents and counsel shall, using information received in connection with its or their performance hereunder, directly or indirectly, solicit, recruit, or otherwise induce or encourage any officer, director, manager or employee of the other Party to accept employment or to enter into any consulting or other agreement with it or any of its Controlled Affiliates or Affiliates acting as Subcontractors hereunder, provided, however, that such restrictions shall not prohibit either Party or their respective Controlled Affiliates or Affiliates acting as Subcontractors hereunder (the “Soliciting Party”) from employing or engaging in any capacity or soliciting, recruiting or otherwise inducing or encouraging the employment of any officer, director, manager or employee of the other Party (the “Other Party”) if such officer, director, manager or employee (a) initiates discussions regarding such employment or engagement without any direct or indirect solicitation by the Soliciting Party, (b) responds to any public announcement or general solicitation not specifically targeted to officers, directors, managers or employees of the Other Party, or (c) has ceased employment with or other association as an employee, officer, manager or director of the Other Party for a period of at least one hundred and eighty (180) days prior to commencement of discussions between the Soliciting Party and such officer, manager, director or employee.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the A&R Effective Date.

COMPANY:
NET Power, LLC

By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

BH:
Nuovo Pignone International, S.r.l.

By:	/s/ Marco Forgione
Name:	Marco Forgione
Title:	Business Development Leader

NPT:
Nuovo Pignone Technologie, S.r.l.

By:	/s/ Marco Forgione
Name:	Marco Forgione
Title:	Business Development Leader

[Signature Page to A&R Joint Development Agreement]

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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